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                             COLLABORATION AGREEMENT

     This COLLABORATION AGREEMENT (the "Agreement"), effective as of December 31, 1995 (the "Effective Date"), is made by and between Pharmacopeia, Inc., a Delaware corporation, having a principal place of business at 101 College Road East, Princeton, New Jersey 08540 ("Pharmacopeia"), and Bayer Corporation, an Indiana corporation, having a principal place of business at 400 Morgan Lane, West Haven, Connecticut 06516 ("Bayer").

                                   BACKGROUND

     A. Pharmacopeia has developed novel proprietary methods for the generation and screening of encoded compound libraries. Pharmacopeia believes that its technology, by rapidly producing diverse and targeted compound libraries will accelerate the drug discovery process and increase productivity of drug discovery programs.

     B. Bayer and Pharmacopeia desire to collaborate to design, synthesize and screen compound libraries to identify Lead Compounds and potentially Development Candidates (as defined herein) based on Bayer proprietary compound(s) which have activity in the Designated Field.

     C. On even date herewith, Bayer and Pharmacopeia have entered into a Random Library Agreement pursuant to which Pharmacopeia will deliver to Bayer certain Random Libraries for screening.

     D. Bayer and Pharmacopeia are entering into a Stock Purchase Agreement pursuant to which Bayer has agreed to purchase, and Pharmacopeia has agreed to sell to Bayer, shares of Pharmacopeia Common Stock as set forth herein.

     NOW, THEREFORE, for and in consideration of the covenants, conditions, and undertakings hereinafter set forth, it is agreed by and between the parties as follows:

                                    ARTICLE I
                                   DEFINITIONS

     1.1 "AFFILIATE" shall mean any corporation or other business entity which during the term of this Agreement controls, is controlled by or is under common control with Pharmacopeia or Bayer but only for so long as such entity controls, is controlled by, or is under common control with Pharmacopeia or Bayer. For this purpose, control means the possession of the power to direct or cause the direction of the management and the policies of an entity whether through ownership directly or indirectly of fifty percent (50%) or more of the stock entitled to vote, and for non-stock organizations, the right to receive over fifty percent (50%) of the profits by contract or otherwise, or if not meeting the preceding requirements, any company owned or controlled by or owning or

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controlling Pharmacopeia or Bayer at the maximum control or ownership right permitted in a country where such company exists.

     1.2 "AGREEMENT COMPOUNDS" shall mean Designated Compounds, Other Compounds and Derivative Compounds. Agreement Compounds shall not include Excluded Products.

     1.3 "AGREEMENT PRODUCTS" shall mean any product, including bulk active ingredients, containing an Agreement Compound. Agreement Products shall not include Excluded Products.

     1.4 "BAYER TECHNOLOGY" shall mean any patent application filed after Bayer's notice to Pharmacopeia pursuant to Section 2.1(a) below and before the Cutoff Date (or a division, continuation or continuation-in-part of any such patent application) or any patent issued on any of the preceding, including reissues or re-examinations, which is owned, in whole or part, by Bayer or its Affiliates at any time during the term of this Agreement that claims the synthesis, composition-of-matter or method of use of a Library Compound or Agreement Compound.

     1.5 "COLUMBIA LICENSE" shall mean that certain License Agreement effective as of July 16, 1993, as amended and restated as of October 6, 1995, entered by and between Pharmacopeia, Inc., the Trustees of Columbia University in the City of New York and the Cold Spring Harbor Laboratory.

     1.6 "CONSUMER PRICE INDEX" or "CPI" means the Consumer Price Index, All Urban Consumers, as published by the U.S. Bureau of Labor Statistics.

     1.7  "CUTOFF DATE" means the    [ * * *]    anniversary of the end of
the Research Program.

     1.8 "DERIVATIVE COMPOUND" shall mean any compound that demonstrates activity in the Designated Field, or outside the Designated Field, as the case may be, which is derived by Pharmacopeia, or Bayer or its Affiliates or Sublicensees, or by a third party under authority from Bayer from a Library Compound. As used herein, a compound shall be deemed to have been "derived from" a Library Compound if it is a chemical modification made to a Library Compound which: (i) results from a chemical synthesis program based on a Library Compound, (ii) is based on structure-activity data relating to Library Compounds (with or without activity in the Designated Field), or
(iii) is conceived and actually or constructively reduced to practice by Pharmacopeia, or Bayer or its Affiliates or Sublicensees, or by another third party under authority from Bayer in connection with the activities described in (i) or (ii) above. It is understood that "Derivative Compound" shall include any compound derived from a Library Compound or from another Derivative Compound. It is further understood that a compound with activity in the Designated Field which meets the criteria above shall be a

[ * * *  Confidential Treatment Requested. ]

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Derivative Compound, even if such compound also has biological activity outside the Designated Field. It is further understood that Derivative Compounds shall not include compounds "derived from" Excluded Products.

     1.9 "DESIGNATED COMPOUND" shall mean any compound which demonstrates activity in the Designated Field in accordance with the criteria established by the parties pursuant to Section 2.1(d) in a Library screened by Pharmacopeia during the term of and in the course of performing the Research Program. It is understood that Designated Compounds shall include compound(s) which also have biological activity outside the Designated Field, provided they have the level of activity with respect to the Designated Target as established by the parties pursuant to Section 2.1(d).

     1.10 "DESIGNATED FIELD" shall mean the therapeutic or prophylactic treatment or prevention of diseases and conditions in humans and animals, or a diagnostic use, through the use of a compound that has activity with respect to a Designated Target, even if such compound also has biological activity outside the Designated Target.

     1.11 "DESIGNATED TARGET" shall mean the molecular target which the parties agree is the subject of the Research Program subject to Section 2.1 below.

     1.12  "DEVELOPMENT CANDIDATE" shall have the meaning set forth in
Section 6.2.5.

     1.13 "EXCLUDED PRODUCT" shall mean any product for use in the Designated Field which contains:

           (i) a proprietary chemical compound which Bayer or its Affiliates has developed independently of the intellectual property developed through the activities set forth in subsections 1.8(i) - (iii), which prior to the Effective Date, Bayer or a Bayer Affiliate has synthesized and either tested or has expressed an intention to test for activity in the Designated Field, in each case, as shown by contemporaneous documentation, provided any such compound demonstrates activity in the Designated Field, subject to reasonable verification;

           (ii) any Derivative Compound conceived and synthesized by Bayer or its Affiliates after the Cutoff Date, except if such a conceived compound falls within the scope of a patent within the Licensed Technology, Joint Inventions or Bayer Technology either (a) issued as of the Cutoff Date, or
(b) issued from a patent application pending as of the Cutoff Date (or a division or continuation of such an application) and issued subsequent to the Cutoff Date;

           (iii)  a compound other than those described in subsections (i) or
(ii) above which is conceived and synthesized by Bayer or its Affiliates or by a third party under the authority of Bayer after the end of the Research Program independently of the

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intellectual property developed through the activities set forth in subsections (i)-(iii) of Section 1.8, as shown by contemporaneous documentation; or

           (iv) any Derivative Compound which Bayer incorporates into its in-house chemical sample collection, and

                 (a) which is determined by Bayer or its Affiliates to have biological activity with respect to any additional target against which no Library Compound was screened, and which Bayer elects to commercialize solely for use with respect to such additional target, or

                 (b) which is determined by Bayer or its Affiliates to have biological activity with respect to a target against which no Library Compound displayed any activity, and which Bayer elects to commercialize solely for use with respect to such target.

     1.14 "EXCLUDED TECHNOLOGY" means any intellectual property owned or licensed by Pharmacopeia and its Affiliates relating to the creation or use of encoded combinatorial libraries, tag and/or market compound engineering and encoding, proprietary database and computational technology and/or high throughput screening assays.

     1.15  "EXCLUSIVITY PERIOD" shall mean:

           1.15.1 with respect to all Library Compounds contained in any Bayer Random Library, that period commencing on the date Pharmacopeia provides Bayer notice that all compounds of any such Library are available to be shipped to Bayer (the "Notice Date") and continuing until [ * * * ] the Notice Date, or such later date as may be established under Section 2.4.1 of the Random Library Agreement; and

          1.15.2 for each Designated Compound, that period commencing with the decoding of such Designated Compound and continuing until [ * * * ] within the Existing Patent Rights and/or Future Patent Rights claiming such Designated Compound.

          1.15.3 with respect to any Focused Library screened by Pharmacopeia in connection with the Research Program, for all Library Compounds contained in that Library, that period commencing on the first day of the Initial Term and continuing until [ * * * ] in such Focused Library.

     1.16 "FDA" shall mean the U.S. Food and Drug Administration or any corresponding foreign registration or regulatory authority.

[ * * *  Confidential Treatment Requested. ]

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     1.17  "IND" shall mean an Investigational New Drug application, as defined in the U.S. Food, Drug and Cosmetic Act and the regulations promulgated thereunder for initiating clinical trials in the United States, or any corresponding foreign application, registration or certification.

     1.18  "INITIAL TERM" shall mean the period commencing on the earlier of
(i) July 1, 1996, or (ii) the date on which the Research Plan is adopted for the first Designated Field pursuant to Section 2.1(e) below, and terminating on the second anniversary of the date specified in (ii).

     1.19  "LEAD COMPOUND" shall have the meaning set forth in Section 6.2.4.

     1.20 "LIBRARY" shall mean any chemical compound library prepared by or on behalf of Pharmacopeia. Libraries shall be comprised of two types, as follows:

           1.20.1 "BAYER RANDOM LIBRARY" shall mean any chemical compound library prepared by or on behalf of Pharmacopeia containing compounds based on structures selected by Pharmacopeia, solely or with the guidance of the RSC, pursuant to the Random Library Agreement.

           1.20.2 "FOCUSED LIBRARY" shall mean any library prepared by Pharmacopeia specifically for screening in the Research Program based on (i) structures with activity against the Designated Target disclosed by Bayer to Pharmacopeia pursuant to Section 2.1(b) or Section 2.2.2(c) below, (ii) proprietary structure-activity relationship information relating to the structures in (i) above, supplied by Bayer to Pharmacopeia, or (iii) proprietary information of Pharmacopeia based on (i) or (ii) above.

     1.21 "LIBRARY COMPOUND" shall mean any compound which is or was contained in a Library prepared and screened by Pharmacopeia in connection with the Research Program.

     1.22 "LICENSED TECHNOLOGY" shall mean Existing Patent Rights, Future Patent Rights, Existing Know-How and Future Know-How. It is understood that the Licensed Technology shall not include the Excluded Technology.

           1.22.1 "EXISTING PATENT RIGHTS" shall mean (i) all patents and patent applications existing as of the Effective Date that claim any Designated Compound or method of use or process for the synthesis thereof or composition-of-matter thereof, and (ii) any divisions, continuations, continuations-in-part, reissues, reexaminations, extensions or other governmental actions which extend any of the subject matter of a patent in subsection (i) above, and any substitutions, confirmations, registrations, revalidations, or additions of any of the foregoing, in each case, which is owned or controlled, in whole or part, by license, assignment or otherwise by Pharmacopeia during the term of this Agreement, and subject to any limitations and prohibitions of such license or sublicense.

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     1.22.2  "FUTURE PATENT RIGHTS" shall mean (i) all patents and patent applications claiming a Designated Compound or method of use or process for the synthesis thereof or composition-of-matter thereof conceived by Pharmacopeia during the term of the Research Program or jointly with Bayer and/or its Affiliates or Sublicensees during the term of the Research Program, (ii) all patents and patent applications claiming a Derivative Compound or method of use or process for the synthesis thereof or composition-of-matter thereof conceived by Pharmacopeia during the term of the Research Program or jointly with Bayer and/or its Affiliates or Sublicensees during the term of the Research Program, and (iii) any divisions, continuations, continuations-in-part, reissues, reexaminations, extensions or other governmental actions which extend any of the subject matter of a patent, and any substitutions, confirmations, registrations, revalidations, or additions of any of the foregoing, in each case, which is owned or controlled, in whole or in part, by license, assignment or otherwise by Pharmacopeia during the term of this Agreement.

     1.22.3 "EXISTING KNOW-HOW" shall mean all ideas, inventions, data, know-how, instructions, processes, formulas, expert opinion and information, including, without limitation, biological, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, clinical, safety, manufacturing and quality control data and information, existing as of the Effective Date owned or controlled in whole or in part by Pharmacopeia by license, assignment or otherwise, in each case, which is necessary for the development, manufacture, use, sale or commercialization of Agreement Compounds and Agreement Products, in each case, to the extent Pharmacopeia has the right to license or sublicense the same, and subject to any limitations or prohibitions of any license or sublicense. Excluded from Existing Know-How are any inventions otherwise included in the definition of any Existing Patent Rights in this Agreement.

     1.22.4 "FUTURE KNOW-HOW" shall mean all ideas, inventions, data, know-how, instructions, processes, formulas, expert opinion and information, including, without limitation, biological, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, clinical, safety, manufacturing and quality control data and information, owned or controlled by Pharmacopeia in whole or in part by license, assignment or otherwise or jointly with Bayer and/or its Affiliates during the term of the Research Program, in each case, which is necessary for the development, manufacture, use or sale or commercialization of Agreement Compounds and Agreement Products. Excluded from Future Know-How are any inventions otherwise included in the definition of any Future Patent Rights in this Agreement.

     1.23 "MAJOR COUNTRY" shall mean any of the United States, Canada, Japan, the United Kingdom, France, Germany, Italy or Spain.

     1.24 "NDA" shall mean a New Drug Application, as defined in the U.S. Food, Drug and Cosmetic Act and the regulations promulgated thereunder, or any corresponding foreign application, registration or certification.

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     1.25  "NET SALES" shall mean the invoice price of Agreement Products sold by Bayer or its Affiliates or Sublicensees to third parties, less, to the extent included in such invoice price the total of: (1) ordinary and customary trade discounts actually allowed; (2) credits, rebates and returns (including, but not limited to, wholesaler and retailer returns); (3) freight, postage, insurance and duties paid for and separately identified on the invoice or other documentation maintained in the ordinary course of business, and (4) excise taxes, other consumption taxes, customs duties and compulsory payments to governmental authorities actually paid and separately identified on the invoice or other documentation maintained in the ordinary course of business. Net Sales shall also include the amount or fair market value of all other consideration received by Bayer or its Affiliates or Sublicensees in respect of Agreement Products, whether such consideration is in cash, payment in kind, exchange or another form. In the case of pharmacy incentive programs, hospital performance incentive program charge backs, similar programs or discounts on "bundles" of products, Bayer may with notice to Pharmacopeia discount the bona fide list price of an Agreement Product by the average percentage discount of all Bayer products in a particular "bundle", calculated as follows:

              Average percentage             A
              discount on a         =  -------------  X 100
              particular "bundle"            B

where A equals the total discounted price of a particular "bundle" of products, and B equals the sum of the undiscounted bona fide list prices of each unit of every product in such "bundle". Bayer shall provide Pharmacopeia documentation, reasonably acceptable to Pharmacopeia, establishing such average discount with respect to each "bundle". If an Agreement Product is not sold separately and no bona fide list price exists for such Agreement Product, the parties shall negotiate in good faith an imputed bona fide list for such Agreement Product.

     1.26 "NOTICE DATE" shall have the meaning set forth in Section 1.15.1 of this Agreement.

     1.27 "OTHER COMPOUND" shall mean any Library Compound in a Focused Library screened by or on behalf of Bayer pursuant to Section 4.3.1 which demonstrates activity outside the Designated Field that Bayer has designated pursuant to Section 4.4. It is understood that Other Compounds shall not include compound(s) which also have activity within the Designated Field.

     1.28 "PHASE I", "PHASE II", and "PHASE III" shall mean Phase I (or Phase I/II), Phase II (or Phase II/III), and Phase III clinical trials, respectively, in each case as prescribed by applicable FDA IND Regulations, or any corresponding foreign statutes, rules or regulations.

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     1.29  "RANDOM LIBRARY AGREEMENT" means that certain Random Library
Agreement entered into by the parties on even date herewith.

     1.30  "RESEARCH PLAN" shall have the meaning set forth in Section 2.3.

     1.31 "RESEARCH PROGRAM" shall include the activities and items set forth in Sections 2.2.1 and 2.2.2 of this Agreement.

     1.32 "RESEARCH STEERING COMMITTEE" or "RSC" shall have the meaning set forth in section 3.1 below.

     1.33 "SUBLICENSEE" shall mean with respect to a particular Agreement Compound or Agreement Product, a third party to whom Bayer has granted a sublicense or other right under the related Licensed Technology to make, have made, import, have imported, use and have used an Agreement Compound, or to make, have made, use, have used, import, have imported, offer for sale, have sold and/or sell an Agreement Product. As used in this Agreement, it is understood that "Sublicensee" shall also include (i) any third party to whom Bayer or a Bayer Affiliate has granted the right to distribute an Agreement Product, provided that such third party has the primary responsibility for marketing and promotion at its expense of such Agreement Products within the field or territory for which such distribution rights are granted, which marketing and promotional activities are not subsidized by Bayer, or (ii) any third party which uses or sells any Agreement Product under any direct or indirect grant of rights or authorization by Bayer or a Bayer Affiliate to have used or have sold such Agreement Product.

                                    ARTICLE 2
                                RESEARCH PROGRAM

     2.1 SELECTION OF DESIGNATED TARGET. The molecular target(s) which will be the subject of the Research Program shall be agreed upon by the parties in accordance with the following procedures:

          (a) PROPOSED MOLECULAR TARGET. Bayer shall have the right to propose with notice to Pharmacopeia on or before July 1, 1996, a specific molecular target for study in the Research Program, and Pharmacopeia shall notify Bayer within seven (7) days of Pharmacopeia's receipt of such notice whether such target may be pursued in the Research Program without a conflict with or breach of Pharmacopeia's existing agreements with third parties.

          (b) BAYER INFORMATION. After receipt of a notice from Pharmacopeia indicating that the proposed target may be pursued in the Research Program, Bayer shall disclose to Pharmacopeia the structures of any proprietary Bayer compounds known to have activity against such molecular target, and any available structure-activity data

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relating thereto, a description of the assays Bayer wishes to have
Pharmacopeia conduct in connection with the Research Program, and other relevant information (e.g., any reagents which Bayer will provide Pharmacopeia in connection with the Research Program and the like), and such further information as Pharmacopeia may reasonably request from Bayer with regard to the activities Bayer would like Pharmacopeia to conduct in the Research Program.

          (c) NOTICE FROM PHARMACOPEIA. Within twenty-one (21) days of receipt of all such information, Pharmacopeia shall notify Bayer whether (i) Pharmacopeia believes it is feasible to perform the Research Program with respect to the structures and molecular target proposed by Bayer, (ii) the number of Pharmacopeia full-time equivalent ("FTE") research positions necessary for the conduct of a Research Program with respect to the proposed molecular target, and (iii) if Pharmacopeia wishes to pursue such proposed target in the Research Program.

          (d) AGREED TERMS. In the event that Pharmacopeia provides notice that it is willing to pursue the structures and molecular target proposed by Bayer, such target shall be deemed a "Designated Target," and the parties shall promptly meet to (i) agree on the number of FTE research positions for the Research Program, which number shall not be less than an average of [ * * * ] FTE's unless otherwise agreed by the parties, (ii) define the Designated Field for such Designated Target, and (iii) define criteria for the specificity and potency of a Designated Compound, and agree on whether an appropriate IN VIVO model exists for the Designated Target.

          (e) RESEARCH PLAN. After the parties agree on each of the items set forth in subsection (d) above, the parties shall promptly discuss and agree on a written Research Plan for the conduct of the Research Program.

     2.2 RESEARCH PROGRAM ACTIVITIES. Subject to the terms and conditions set forth herein, the parties shall conduct research under the Research Plan with respect to Agreement Compounds on a collaborative basis with the goal of identifying Lead Compounds that may be developed into Agreement Products. Each party shall use its diligent efforts to conduct the Research Program in accordance with the Research Plan, within the time schedules contemplated therein, with a view towards identifying Lead Compounds in a timely fashion. Diligent efforts for Bayer shall be those efforts it would use for similar research work for its own compounds of similar value and status.

          2.2.1  PHARMACOPEIA RESPONSIBILITIES.

                 (a) REASONABLE EFFORTS. Pharmacopeia shall use reasonable efforts to perform the Research Program with the goal of optimizing opportunities to identify Lead Compounds by generating Focused Libraries and screening such Libraries in view of the Pharmacopeia personnel resources to be devoted to the Research Program in accordance with the Research Plan;

[ * * *  Confidential Treatment Requested. ]

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                 (b)  DISCLOSURES.  During the term of the Research Program,
Pharmacopeia shall keep the RSC fully informed of its activities in the Designated Field including, without limitation, by providing the RSC with data and information regarding Agreement Compounds, and structures thereof, and biological assays developed by Pharmacopeia relating to the Designated Field;

                 (c) STAFFING. During the Initial Term, Pharmacopeia will provide an average of [ * * * ] full-time equivalent ("FTE") research positions to conduct the Research Program, or such greater number of FTE positions as may be agreed pursuant to Section 2.1(d) above or Sections 2.4.2 or 2.5.2 below; and

                 (d) THIRD PARTY LICENSES. Subject to Section 2.5.4(b), Pharmacopeia may acquire licenses to the intellectual property or technology of third parties necessary for the performance of the Research Program.

          2.2.2  BAYER RESPONSIBILITIES.

                 (a) REASONABLE EFFORTS. Bayer shall use reasonable efforts to provide Pharmacopeia with support and assistance in the conduct of the Research Program;

                 (b) DISCLOSURES. During the term of the Research Program, Bayer shall keep the RSC informed of its activities in the Designated Field, except with respect to Excluded Products, including, without limitation, by providing the RSC with data and information regarding Agreement Compounds, and structures thereof, and assays relating to the Designated Target developed and used by Bayer; provided, Bayer need not disclose to Pharmacopeia information or data which does not directly relate to the goals of the Research Program; and

                 (c) BAYER STRUCTURES. Bayer may disclose to Pharmacopeia structures proprietary to Bayer, which Bayer synthesized and demonstrated to have activity in the Designated Field, as shown by contemporaneous documentation, and proprietary structure-activity relationship data relating thereto, which the RSC may use to design Libraries for screening in connection with the Research Program.

     2.3 RESEARCH PLAN. The parties shall adopt a written overall plan for the research the parties will conduct in the Designated Field (the "Research Plan") pursuant to Section 2.1(d) above. The RSC shall review the Research Plan on an ongoing basis and may make changes to the Research Plan; provided, however, the Research Plan shall not be modified except as mutually agreed by Pharmacopeia and Bayer.

     2.4  EXTENSION OF RESEARCH PROGRAM TERM.

          2.4.1 OPTION TO EXTEND. Bayer shall have the right to extend the term of the Research Program [ * * * ] beyond the Initial Term. To

[ * * *  Confidential Treatment Requested. ]

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extend the Research Program beyond the Initial Term, Bayer must notify
Pharmacopeia no later than six (6) months prior to the second anniversary of the commencement of the Initial Term, and if Bayer so notifies Pharmacopeia, the parties shall negotiate the terms of any such extension in good faith.

          2.4.2 EXTENSION TERMS. During the [ * * * ] term of the Research Program (if any), Pharmacopeia will provide a minimum of [ * * * ] full-time equivalent research positions. Notwithstanding the foregoing, if during the year immediately preceding the applicable extension, the Research Program was operating in a broadened scope pursuant to the operation of
Section 2.5.2, at the request of Bayer, Pharmacopeia will provide up to [ * * * ] additional FTE research positions, over and above the [ * * * ] average FTE research positions described above. Bayer shall pay Pharmacopeia for each FTE position, calculated as follows: [ * * * ] ($[ * * * ] per FTE multiplied by the aggregate increase in the CPI in the period from the Effective Date until the date on which each extension term of the Research Program commences.

     2.5  OPTIONS TO SUBSTITUTE FIELD OR EXPAND EXISTING RESEARCH PROGRAM.

          2.5.1 OPTION TO SUBSTITUTE FIELD. After the first anniversary of the commencement of the Initial Term, or earlier with the consent of the RSC, Bayer shall have the option of discontinuing the activities of the Research Program with respect to the initial Designated Field, and redirecting the Research Program towards another mutually agreed molecular target.

                 (a) EXERCISE OF OPTION. To exercise such option, Bayer shall provide Pharmacopeia with three (3) months written notice (i) that Bayer desires to drop the initial Designated Field from the Research Program, and (ii) of the identity of the new field Bayer wishes to pursue. The RSC shall promptly meet thereafter to revise the annual Research Plan then in effect and develop plans for pursuing any such alternative target.

                 (b) AGREEMENT AMENDMENTS. The RSC also shall agree on definition of the substitute Designated Field as necessary to establish that compounds with activity to a particular molecular target, and products based thereon, shall be Agreement Compounds and Agreement Products, respectively, for all purposes of this Agreement. The definition of the new field shall be commensurate with the scope of the definition for Designated Field and the parties shall agree on the terms and conditions defining Libraries to be prepared for such field, and the financial terms relating to such Libraries and their use. Compounds and products with activity in the new Designated Field shall be subject to all applicable Agreement provisions which apply with respect to Agreement Compounds and Agreement Products and related Libraries in the initial Designated Field MUTATIS MUTANDI. In each case, any necessary conforming Agreement amendment shall be promptly completed and executed by the parties.

[ * * *  Confidential Treatment Requested. ]
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                 (c)  CONTINUED OBLIGATIONS.  In the event that Bayer drops a
Designated Field from the Research Program because of the successful identification of a Designated Compound and directly or indirectly continues the development or commercialization of Agreement Compounds or Agreement Products directed to such target, Bayer's rights and obligations hereunder shall remain in full force and effect, subject to the terms and conditions of the Agreement.

           2.5.2 OPTION TO EXPAND EXISTING RESEARCH PROGRAM. During the Initial Term of the Research Program and the [ * * * ] extension thereof (if any) Bayer shall also have the right to expand the scope of the Research Program with respect to the existing Research Program. To exercise such option, Bayer shall provide Pharmacopeia with three (3) months' written notice, and Pharmacopeia agrees to use diligent efforts to expand the Research Program as rapidly as practicable. Notwithstanding the above, Pharmacopeia will not be obligated to commit more than [ * * * ] additional annual full-time equivalent research positions in total.

          2.5.3 RESEARCH PLAN REVISIONS. The RSC shall promptly meet after any substitution of a new field or expansion of the Research Program to revise the Research Plan with respect to the further Research Program activities, and the additional amounts which Bayer shall pay to Pharmacopeia for the conduct of such further activities in accordance with Section 2.5.4; provided, Bayer agrees to pay Pharmacopeia per annum, pro-rated amounts subject to Section 2.4.2 for each FTE research position added by Pharmacopeia pursuant to this Section 2.5.

          2.5.4  ADDITIONAL EXPENSES.

                 (a) CAPITAL EXPENDITURES. In the event that pursuing a particular Designated Target in the Research Program will require Pharmacopeia to incur unanticipated reasonable additional out-of-pocket expenses in connection with the Research Program for facilities alterations or capital expenditures on specialized equipment, the parties shall agree on the additional monies which shall be paid to Pharmacopeia by Bayer therefor. In addition, Bayer shall pay to Pharmacopeia all reasonable direct and indirect expenses incurred by Pharmacopeia in connection with the hiring or reassignment of personnel with respect to pursuing a substitute Designated Target pursuant to Section 2.5.1. It is understood that Pharmacopeia will be the owner of all capital equipment purchased by Pharmacopeia in connection with the Research Program, whether or not separately identified in the Research Plan. It is further understood that Bayer may loan Pharmacopeia, from time to time as the parties agree, certain capital equipment to be used in the Research Program at Pharmacopeia's facility.

                 (b) LICENSE COSTS. In the event that it is necessary for Pharmacopeia to acquire any third party license specifically for the conduct of the Research Program in the Designated Field, prior to entering any such license Pharmacopeia shall notify Bayer of Pharmacopeia's interest in acquiring such license and the reason therefor.

[ * * *  Confidential Treatment Requested. ]

Within thirty (30) days of its receipt of such notice, Bayer shall notify Pharmacopeia whether it wishes Pharmacopeia to acquire such a license. Bayer shall pay to Pharmacopeia any amounts paid by Pharmacopeia pursuant to such license(s) for which Bayer indicates it will be responsible; provided, in the event such licenses are also used by Pharmacopeia in connection with other collaborative programs, Bayer shall only be obligated to pay to Pharmacopeia its pro rata share of such amounts, calculated based on the number of other collaborative programs in which such intellectual property is used. Pharmacopeia shall provide Bayer notice of such payment obligations and invoice Bayer for such costs and Bayer shall pay the invoice within thirty (30) days. In the event that Bayer declines to pay the costs associated with such a license, Pharmacopeia shall have no obligation to acquire such a license, and shall have no liability pursuant to this Agreement for not acquiring such a license or declining to pursue any research in connection with the Research Program which would utilize such third party intellectual property or technology.

     2.6  RECORDS; INSPECTION.

          (a) RESEARCH PROGRAM. Pharmacopeia and Bayer shall maintain records of the Research Program (or cause such records to be maintained) in sufficient detail and in good scientific manner as will properly reflect all work done and results achieved in the performance of the Research Program (including all data in the form required under any applicable governmental regulations and as directed by the RSC). Each party shall allow the other to have reasonable access to all pertinent materials and data generated by or on behalf of such party with respect to each Agreement Compound in connection with the Research Program, as set forth in the Research Plan. It is understood that Pharmacopeia shall have no obligation to disclose to Bayer any Excluded Technology. Subject to Section 2.9, it is understood that Bayer shall have no obligation to disclose to Pharmacopeia the structures of any pharmaceutically active compounds in Excluded Products.

          (b) RESEARCH PROGRAM EXPENDITURES. Pharmacopeia shall keep complete, true and accurate books of account and records of the amounts it expends in connection with the performance of the Research Program. Such books and records shall be kept at the principal place of business of Pharmacopeia for at least three (3) years following the termination of the term of the Research Program. Such records will be open for inspection during such three (3) year period by a representative or agent of Bayer, at Bayer's expense, for the purpose of verifying the amounts expended in connection with the Research Program. Such inspections may be made no more than once each calendar year, at reasonable times and on reasonable notice. The representative or agent of Bayer shall sign a customary confidentiality agreement as a condition precedent to such inspection and shall report to Bayer only whether any discrepancy has been identified with respect to Research Program expenditures.

     2.7 DESIGNATED FIELD EXCLUSIVITY. Until the earlier of (a) [ * * * ] after the termination of the Research Program with respect to a particular Designated Target, if such termination occurs during the Initial Term, or (b)
 [ * * * ]  after the end of the Research

[ * * *  Confidential Treatment Requested. ]

Program with respect to a particular Designated Target, Pharmacopeia will not
(i) knowingly make compounds or combinatorial libraries for or with any third person or entity specifically for screening against such Designated Target, (ii) perform contract screening for or with any third person or entity with respect to such Designated Target, or (iii) perform for its own account any screening with respect to such Designated Target. Bayer understands that in the ordinary course of its business Pharmacopeia provides libraries to third parties for screening against unidentified targets.

     2.8 POST-RESEARCH PROGRAM ACTIVITIES. Except as expressly provided otherwise under the terms of this Agreement, Bayer shall, at Bayer's or its Affiliates' or Sublicensees' expense, be responsible for conducting all development of Agreement Compounds and Agreement Products following the completion of the Research Program, and all commercialization of Agreement Products which Bayer retains rights to under this Agreement and develops and commercializes.

     2.9 EXCLUDED PRODUCT. Until [ * * * ] after the end of the Research Program, as it may be extended, within thirty (30) days of the successful completion of Phase II clinical trials with respect to an Excluded Product, Bayer shall notify Pharmacopeia of such event, and provide a description of why such Excluded Product is not an Agreement Product hereunder; provided, Bayer shall have no obligation to notify Pharmacopeia or provide a description of any Excluded Product which does not contain a small molecule compound. If a dispute arises between the parties which the parties are unable to resolve regarding whether or not a product is an Excluded Product, the dispute shall be settled by binding arbitration pursuant to Section 14.13 herein. The arbitrators shall be independent persons with expertise in patent law and medicinal chemistry. Each party shall present a written statement of its position to the arbitrators and the other party, and the arbitrators shall evaluate such statements, and such other evidence as the arbitrators deem appropriate, and shall select the statement of one of the parties as their position; provided, however, Bayer shall be responsible for presenting evidence establishing that such product meets the criteria set forth in
Section 1.13 above. In the event that the arbitrators determine that the Excluded Product that is the subject of the arbitration is an Agreement Product, then Bayer shall pay to Pharmacopeia liquidated damages equal to [ * * * ] payments due Pharmacopeia pursuant to Section 6.2.1 which were not timely paid to Pharmacopeia (without any obligation to pay interest from the date such milestone payments originally should have been made), in addition to any other amounts due under the Agreement.

     2.10 TECHNOLOGY TRANSFER. Subject to Section 5.7 below, to maximize the success of the Research Program, Pharmacopeia and Bayer shall exchange agreed information and materials relating to biology and screening technology and solid-phase chemical synthesis; provided, Pharmacopeia shall have no obligation to disclose to Bayer any materials or information relating to the Excluded Technology.

[ * * *  Confidential Treatment Requested. ]

                                    ARTICLE 3
                                   MANAGEMENT

     3.1 RESEARCH STEERING COMMITTEE. Bayer and Pharmacopeia will establish a Research Steering Committee ("RSC") to oversee, review and coordinate the conduct of the Research Program, and provide advice regarding prosecution of patent applications within the Joint Inventions (as defined in Article 9 herein).

     3.2 MEMBERSHIP. The RSC shall be comprised of an equal number of representatives from each of Bayer and Pharmacopeia, each party's members selected by that party. Bayer and Pharmacopeia shall each have four (4) representatives on such Committee or such other number as the parties may agree. The initial representatives of each party are listed on Exhibit A hereto. Pharmacopeia and Bayer may replace its RSC representatives at any time, upon written notice to the other party. The RSC shall be chaired as agreed by the parties. From time to time, the RSC may establish subcommittees to oversee particular projects or activities, and such subcommittees will be constituted as the RSC agrees.

     3.3 RSC MEETINGS. During the term of the Research Program, as it may be extended, the RSC shall meet four (4) times per year at regular intervals, or more often as agreed by the parties, at such locations as the parties agree. At such meetings, the RSC will formulate and review the Research Program objectives, monitor the progress of the Research Program toward those objectives, and take such other actions as may be specified under this Agreement or as the parties deem appropriate. With the consent of the parties, other representatives of Pharmacopeia or Bayer or its Affiliates or Sublicensees may attend RSC meetings as nonvoting observers. Each party shall be responsible for all of its own expenses. The first meeting of the RSC shall occur as soon as practicable after the Effective Date, but in no event later than forty-five (45) days after the commencement of the Initial Term.

     3.4 DECISION MAKING. Pharmacopeia and Bayer shall each be entitled to cast one vote on matters before the RSC. Decisions of the RSC shall be made by unanimous approval. In the event that unanimity is not achieved within the RSC, the dispute will be referred to Pharmacopeia's President (or designee of similar rank) and Bayer's Vice President for Research (or designee of similar rank), who shall promptly meet and endeavor to resolve the dispute in a timely manner.

     3.5 BAYER RANDOM LIBRARY DESIGN. In addition to its responsibilities with respect to the Research Program, the RSC shall be responsible for the selection and aiding in the design of the Bayer Random Libraries to be provided to Bayer for screening pursuant to Section 2.1 of the Random Library Agreement.

                                    ARTICLE 4
                                    LIBRARIES

     4.1  EXCLUSIVITY PERIODS.

          4.1.1  BAYER RANDOM LIBRARIES.

                 (a) During the applicable Exclusivity Period, Pharmacopeia shall not with respect to any of the Library Compounds described in Section 1.15.1, use itself (except pursuant to Sections 4.2.2 or 5.5) for screening against any target, or knowingly provide any such compounds to any third person or entity, except as approved by Bayer in writing.

                 (b) It is understood that after the Exclusivity Period of a Bayer Random Library, as such period may be extended, Pharmacopeia and Bayer may each subsequently use Bayer Random Library, and Pharmacopeia may provide such Bayer Random Library to others, subject to the terms and conditions set forth in the Random Library Agreement. It is understood that either Pharmacopeia or Bayer may seek patent rights on its sole behalf with respect to any such Library Compound which such party determines has patentable utility, provided that such Library Compound (i) is not a Designated Compound or an Active Compound and is not within the scope of a patent application or patent within the Licensed Technology or Bayer Technology, or (ii) is an Active Compound with respect to which Bayer has not met the diligence requirements set forth in Section 6.1 of the Random Library Agreement, and has not retained rights pursuant to Section 6.2 of the Random Library Agreement.

     4.1.2 FOCUSED LIBRARIES. During the applicable Exclusivity Period set forth in Section 1.15.3, Pharmacopeia shall not with respect to any of the Library Compounds contained in a Focused Library provide any such Library Compounds, to any third person or entity for any purpose, or itself make or use such Library Compounds or Designated Compounds developed therefrom, as the case may be, except in connection with the Research Program or as permitted under Sections 5.5 and 5.6, or as otherwise approved by Bayer in writing.

     4.2  PHARMACOPEIA SCREENING.

          4.2.1 FOCUSED LIBRARIES. During the term of the Research Program, Pharmacopeia shall screen Focused Libraries for activity in the Designated Field. Any compound identified as having activity against the Designated Target as a result of such activities shall be considered a Designated Compound for all purposes of this Agreement.

          4.2.2 BAYER RANDOM LIBRARIES. During the term of the Research Program, Bayer shall notify Pharmacopeia whether it wishes Pharmacopeia to screen any Bayer Random Library in connection with the Research Program. Pharmacopeia shall not screen any Bayer Random Library in connection with the Research Program without the prior written consent of Bayer. Bayer understands and agrees that in the event that Pharmacopeia identifies a Designated Compound from a Bayer Random Library, such compound shall be subject to the terms and conditions of this Agreement, including without limitation, the provisions of Section 6.2.1(a) and 6.3.1.

     4.3  BAYER SCREENING.

          4.3.1  FOCUSED LIBRARIES.

                 (a) During the term of the Research Program, with notice to Pharmacopeia, Bayer may request Pharmacopeia to provide Bayer with a copy of any Focused Library and, if technically compatible with the 96-well microtiter plate format, as reasonably determined by Pharmacopeia, Pharmacopeia shall use diligent efforts to provide to Bayer such Focused Library within [ * * * ] of Bayer's written request. Bayer may screen any such Focused Library outside the Designated Field.

                 (b)  Bayer shall pay Pharmacopeia  [ * * * ]  dollars
($[ * * * ]) for each set of plates for such Focused Library (i.e., two copies suitable for one additional assay). Pharmacopeia shall invoice Bayer for such costs, and Bayer shall pay such invoice within thirty (30) days of receipt. At Bayer's request, [ * * * ] for each set of plates Pharmacopeia shall rearray up to [ * * * ] wells in such set of plates, decode up to [ * * * ] active structures that demonstrate activity against a target other than a Designated Target, and resynthesize up to [ * * * ] of [ * * * ] in such Focused Library. In the event that Bayer requests further decodes or rearrays, Pharmacopeia agrees to perform such tasks at a cost of [ * * * ] per additional rearray and [ * * * ] per additional structure decoded. Pharmacopeia shall invoice Bayer for any such costs, and Bayer shall pay such invoice within thirty (30) days of receipt.

                 (c) In the event Bayer identifies an Other Compound in such a Library, and develops and commercializes an Agreement Compound which is an Other Compound or a Derivative Compound thereof, Bayer shall pay to Pharmacopeia milestone payments and royalties with respect thereto, pursuant to Sections 6.2.1(b) and 6.3.1.

          4.3.2 BAYER RANDOM LIBRARIES. It is understood and agreed that if Bayer or its Affiliates of Sublicensees screens any Bayer Random Library provided to Bayer pursuant to the Random Library Agreement in the existing Designated Field, and identifies a compound with activity in such Designated Field, such compound shall be treated as a Library Compound and a Designated Compound subject to this Agreement for all purposes, and shall be subject to the terms and conditions herein, including, without limitation, Sections 6.2.1(a) and 6.3.1.

     4.4 RIGHT TO DESIGNATE OTHER COMPOUNDS. Except with regard to Excluded Products, it is understood that Bayer or its Affiliates or Sublicensees may not develop or

[ * * * Confidential Treatment Requested. ] commercialize any Library Compound, or any Derivative Compound developed from a Library Compound, which has activity outside the Designated Field, unless such Library Compound has been designated as an Other Compound. Bayer shall have the right to designate any Library Compound in a Focused Library as an Other Compound as follows:

          4.4.1 DECODING BY PHARMACOPEIA. At such time as Pharmacopeia has identified to Bayer the structure of a Library Compound with activity in a particular biological assay outside the Designated Field following a request for decoding of such Library Compound by Bayer, that compound shall automatically be designated an Other Compound.

          4.4.2 IDENTIFICATION BY BAYER. In the event that Bayer or its Affiliates or Sublicensees identifies, without decoding by Pharmacopeia pursuant to Section 4.4.1 above, a particular Library Compound with activity in a particular biological assay outside the Designated Field, Bayer shall give Pharmacopeia notice identifying such Library Compound and indicating that the Library Compound has activity outside the Designated Field. Such Library Compound shall be designated an Other Compound as of the date of Pharmacopeia's receipt of such notice.

     4.5 RETAINED RIGHTS. Pharmacopeia shall retain ownership of the tangible property embodied in all physical Libraries subject to this Agreement and the Library Compounds therein. It is understood that Bayer shall have certain license and patent rights with respect to such Library Compounds under this Agreement.

                                    ARTICLE 5
                                    LICENSES

     5.1 LICENSE TO BAYER. Subject to the terms and conditions of this Agreement, Pharmacopeia agrees to grant, and hereby grants, to Bayer and its Affiliates a worldwide, exclusive license under the applicable Licensed Technology to make, have made, import, have imported, use and have used Agreement Compounds, and make, have made, import, have imported, use, have used, offer for sale, have sold and sell Agreement Products based on Designated Compounds or Derivative Compounds thereof in the Designated Field, and based on Other Compounds or Derivative Compounds thereof outside the Designated Field. It is understood that such licenses shall include the right to discover and develop Agreement Compounds and Agreement Products and to conduct drug research in the Designated Field after the term of the Research Program during the term of this Agreement.

     5.2 SUBLICENSES. Subject to the terms and conditions of this Agreement, Bayer (but not its Affiliates) shall have the right to sublicense the rights granted in Section 5.1 above; provided, Bayer shall not transfer any Bayer Random Library or Focused Library to any third party. Each sublicense granted by Bayer shall be consistent with all the terms and conditions of this Agreement and the Columbia License, and subordinate thereto, and Bayer, shall remain responsible to Pharmacopeia for the compliance of each such Sublicensee with the financial and other obligations due under this Agreement. Such Sublicensees shall not have the right to grant further sublicenses, or grant third parties the right to have used or have sold the Agreement Compounds or Agreement Products, and such sublicenses may not be assigned or transferred to any third party without the prior written consent of Pharmacopeia. Promptly following the execution of any sublicense, Bayer shall notify Pharmacopeia of the existence and identity of each Sublicensee.

     5.3  THIRD PARTY RIGHTS.

          5.3.1 OVERLAPPING RIGHTS. It is understood that Pharmacopeia is in the business of providing combinatorial libraries to third parties, and that Pharmacopeia will grant such third parties rights after the Effective Date to acquire licenses for compounds derived from such libraries similar to Bayer's rights under this Article 5. Notwithstanding the licenses granted above, it is possible that a third party may acquire rights from Pharmacopeia with respect to one or more compounds of which Pharmacopeia is a sole or joint owner; accordingly, Pharmacopeia's grant of rights in this Article 5 is limited to the extent that (i) a third party (either alone or jointly with Pharmacopeia) has filed a patent application with respect to such a compound prior to the filing by Bayer (either alone or jointly with Pharmacopeia) of a patent application with respect to such a compound, or (ii) Pharmacopeia has previously granted a third party a license or other rights with respect to such a compound, and subject to any such grant of rights to a third party.

          5.3.2 NO LIABILITY. It is understood and agreed that even if Pharmacopeia complies with its obligations under this Agreement, that compounds provided to third parties in the course of Pharmacopeia's other business activities may result in third party patent applications and patents, including patent applications and patents owned by such third parties, or owned jointly by Pharmacopeia and such third parties, which could conflict with patent applications and patents owned by Bayer, or jointly owned by Bayer and Pharmacopeia hereunder. Pharmacopeia will use its reasonable efforts to avoid such conflict; provided, that unless Bayer is damaged as a proximate result of a material breach by Pharmacopeia of the terms of Article 4 or any of the representations and warranties in Article 11, then Pharmacopeia shall have no liability under this Agreement with respect to any such conflict.

     5.4 COLUMBIA SUBLICENSE. Subject to the terms and conditions of this Agreement and the Columbia License, if necessary, Pharmacopeia will grant to Bayer and its Affiliates and directly to Bayer's Sublicensees a nonexclusive, worldwide sublicense, without the right to sublicense, under the Columbia License, to make, have made, import, have imported, use and have used Agreement Compounds, and make, have made, import, have imported, use, have used, offer for sale, have sold and sell Agreement Products (i) based on Designated Compounds or Derivative Compounds thereof, in the Designated Field, and (ii) based on Other Compounds or Derivative Compounds thereof, outside the Designated Field. It is understood and agreed that such sublicenses do not include the right to create, make or have made encoded combinational libraries, tags, markers or other encoding compositions, or use methods or processes relating to encoded combinatorial libraries, tags, markers, or other encoding compositions, or except as expressly provided in this Agreement. In the event the Columbia License is terminated, Bayer may become a licensee under the Columbia License, to the extent and by the procedure provided for in the Columbia License.

     5.5 RESEARCH LICENSE. Notwithstanding Section 5.1 above, Pharmacopeia shall retain the right under the Licensed Technology to make, have made and use Library Compounds for it own research purposes (i.e., to develop, improve and validate its technology and intellectual property). Pharmacopeia agrees not to conduct research or have research conducted on its behalf pursuant to this Section which would adversely affect Bayer's ability to commercialize Agreement Compounds or which would jeopardize the commercial or research value of the Bayer Technology.

     5.6 PHARMACOPEIA RESEARCH PROGRAM. Pharmacopeia shall have the nonexclusive right to use during the Research Program intellectual property of Bayer, such as reagents, as reasonably necessary to assay compounds in Libraries for activity in the Designated Field. Bayer shall be responsible for the payment of all amounts due third parties for Pharmacopeia's use of such intellectual property in connection with the Research Program. As a condition precedent to such use Pharmacopeia will execute any consents or sublicenses required by any Bayer licensor; provided, Pharmacopeia shall not be required to execute any unreasonable consents or licenses and will not be in breach of this Agreement for failure to do so.

     5.7 TECHNOLOGY TRANSFER LICENSE. Each party hereby grants to the other a worldwide, non-exclusive, royalty-free license, with the right to grant sublicenses, to use for all purposes all information and materials transferred to the other pursuant to Section 2.10 above which is necessary for the conduct of the Research Program.

     5.8 NO PRODUCTS OTHER THAN AGREEMENT PRODUCTS. Except as otherwise agreed or specifically provided in the terms of this Agreement, neither Bayer nor its Affiliates nor Sublicensees shall commercialize any Library Compound or Agreement Compound, other than as an Agreement Product in accordance with this Agreement.

     5.9 BAYER AFFILIATES. Attached hereto as Exhibit B is a complete list of Bayer's Affiliates which shall have the right to practice the license rights granted in Section 5.1 above. Bayer Affiliates not listed on Exhibit B, as may be amended from time to time, shall not have the right to practice such licenses. During the term of the Agreement, Bayer may amend Exhibit B with notice to Pharmacopeia.

                                    ARTICLE 6
                                    PAYMENTS

     6.1  COLLABORATION FUNDING.

          6.1.1 RESEARCH PROGRAM FUNDING. Bayer agrees to pay to Pharmacopeia research funding with respect to the Research Program, in the following amounts:

               PERIOD            AMOUNT
               ------            ------
               Year 1         $2.75 Million
               Year 2         $2.75 Million

The above amounts are based on an average of [ * * * ] Pharmacopeia FTEs per year. In the event that the parties agree, pursuant to Section 2.1(d) above, that the Research Program requires more than [ * * * ] Pharmacopeia FTEs, the above amounts will be increased by [ * * * ] per FTE per year. If a substitute Designated Field has been added to the Research Program pursuant to Section 2.5.1, or the Research Program is expanded pursuant to
Section 2.5.2, Bayer shall pay to Pharmacopeia the additional amounts specified in Section 2.5, when due. If the Research Program is extended pursuant to Section 2.4, Bayer shall pay to Pharmacopeia Research funding to be agreed by the parties for such additional period.

          6.1.2  ANNUAL PAYMENTS.   The amounts to be paid under Sections
2.4, 2.5, and 6.1.1 above with respect to each twelve (12) month period shall be paid annually, and shall not be creditable against any other amounts due under this Agreement. The funding for the first year of the Research Program shall be paid to Pharmacopeia within thirty (30) days after the first day of the Initial Term. Subsequent annual payments shall be made on or before the applicable yearly anniversary of the Initial Term. All such payments shall be non-refundable.

          6.1.3 RECORDS; INSPECTION. Pharmacopeia shall keep complete, true and accurate books of account and records for the purpose of determining the allocation of research funding under Section 6.1.1 payable under this Agreement. Such books and records shall be kept at the principal place of business of such party, as the case may be, for at least three (3) years following the end of the calendar quarter to which they pertain. Such records will be open for inspection during such three (3) year period by a public accounting firm to whom Pharmacopeia has no reasonable objection, solely for the purpose of verifying research funding expenditures hereunder. Such inspections may be made no more than once each calendar year, at reasonable times and on reasonable notice. Inspections conducted under this Section
6.1.3 shall be at the expense of Bayer, solely for the purpose of verifying the accuracy of the expenditures. The public accounting firm employees shall sign a customary confidentiality agreement as a condition precedent to their inspection, and shall report to

[ * * *  Confidential Treatment Requested. ]

Bayer only that information which would be contained in a properly prepared research funding expenditure report by Pharmacopeia.

     6.2  MILESTONE PAYMENTS.

          6.2.1  AGREEMENT PRODUCTS.

                 (a)  ACTIVE IN THE DESIGNATED FIELD.  Subject to Sections
6.2.2 and 6.2.3 below, Bayer agrees to pay to Pharmacopeia the following amounts upon completion by Bayer or its Affiliates, Sublicensees or other designees of each achievement of each of the following milestones with respect to Agreement Compounds which are Designated Compounds or Derivative Compounds thereof (including Agreement Products), but not with respect to Excluded Products. Bayer shall have no obligation to pay any of the following milestone payments more than one (1) time with respect to Agreement Compounds or Agreement Products with activity against a particular molecular target in the Designated Field, regardless of how many applicable Agreement Products are commercialized:

               Milestones                                            Amount
          -------------------------                                  ------
     Identification of a Lead Compound                               $

     Nomination of a Development Candidate                           $
                                                                         *
     Filing of an IND or initiation of human trials in any country   $
                                                                         *
     Initiation of Phase III clinical trials in any country          $
                                                                         *
     Filing of NDA or foreign equivalent in any Major Country        $

     First approval of an NDA or foreign equivalent in any
     Major Country                                                   $

                                                      Total          $


                 (b)  ACTIVE OUTSIDE THE DESIGNATED FIELD.  Subject to
Section 6.2.3 below, Bayer agrees to pay to Pharmacopeia the following amounts upon achievement by Bayer or its Affiliates, Sublicensees or other designees of each of the following milestones with respect to Agreement Compounds which are Other Compounds or

[ * * *  Confidential Treatment Requested. ]

Derivative Compounds thereof (including Agreement Products), but not with respect to Excluded Products, as follows:

               Milestones                                            Amount
          -------------------------                                  ------
     Identification of a Lead Compound                               $

     Nomination of a Development Candidate
                                                                         *
     Filing of an IND or initiation of human trials in any country   $
                                                                         *
     Initiation of Phase III clinical trials in any country          $
                                                                         *
     Filing of NDA or NDA equivalent in any Major Country            $

     First approval of an NDA or NDA equivalent in any Major
     Country                                                         $

                                                      Total          $


          6.2.2 REDUCED MILESTONE PAYMENTS. Notwithstanding Section 6.2.1 above, in the event that a Derivative Compound with activity in the Designated Field which Bayer elects to develop (i) is conceived later than [ * * * ] years after the end of the Research Program, as it may be extended, but before [ * * * ] years following the end of the Research Program, as it may be extended, as shown by contemporaneous written evidence, and (ii) is not (a) within the scope of a patent within the Licensed Technology, Joint Inventions or Bayer Technology issued as of the Cutoff Date, or (b) within the scope of a patent within the Licensed Technology, Joint Inventions or Bayer Technology issued from a patent application pending as of the Cutoff Date (or a division or continuation of such an application) and issued subsequent to the Cutoff Date, then Bayer shall only be obligated to pay to Pharmacopeia [ * * * ] percent [ * * * ] of the milestone payment above with respect to such Derivative Compound (or a corresponding Agreement Product).

          6.2.3 EXCLUSIONS. Notwithstanding Section 6.2.1 above, in the event that any Derivative Compound which Bayer elects to develop (i) is conceived later than [ * * * ] years after the end of the Research Program, as it may be extended, as shown by contemporaneous written evidence, and (ii) is not (a) within the scope of a patent within the Licensed Technology, Joint Inventions or Bayer Technology issued as of the Cutoff Date, or (b) within the scope of a patent within the Licensed Technology, Joint Inventions or Bayer Technology issued from a patent application pending as of the Cutoff Date (or a division or continuation of such an application) and issued subsequent to the Cutoff Date, then Bayer shall not be obligated to pay to Pharmacopeia any milestone payments above with respect to such Derivative Compound (or a corresponding Agreement Product).

          6.2.4 LEAD COMPOUND. A Lead Compound shall be deemed to have been identified at such time as Bayer, by action of the International Research Committee ("IRC")

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

or its successor (i) identifies a Designated Compound with the potency, IN VITRO specificity and, if applicable, IN VIVO activity in an animal model, in each case, as agreed by the parties pursuant to Section 2.1(d) above, or
(ii) approves a strategic project based on an Other Compound. In any event, however, if Bayer, or any Affiliate, Sublicensee or other designee commits five or more chemists to perform medicinal chemistry optimization with respect to a particular Agreement Compound, the milestone payment due upon identification of a Lead Compound corresponding to such Agreement Compound shall have been paid to Pharmacopeia. Within thirty (30) days after the earlier of the occurrence of (i) an IRC (or corresponding) approval, or
(ii) the assignment of five chemists as set forth above, Bayer shall notify Pharmacopeia thereof.

          6.2.5 DEVELOPMENT CANDIDATE. As used herein, "Development Candidate" shall mean a Lead Compound or Derivative Compound therefrom which possesses the desirable properties of a therapeutic agent for the prevention or treatment of a clinical condition, in the absence of required safety trials necessary to begin testing in humans or animals. A Development Candidate shall have been deemed to have been nominated upon the date the International Product Development Committee ("IPDC") of Bayer (or its successor) approves proceeding with full development of such Agreement Compound. It is understood and agreed that IN VIVO GLP toxicology trials and/or human clinical trials with respect to an Agreement Compound will not be initiated without the approval of the IPDC, which approval will be deemed to constitute nomination of a Development Candidate.

          6.2.6 PAYMENTS. All payments made to Pharmacopeia by Bayer pursuant to this Section 6.2 shall be due within thirty (30) days after the occurrence of the corresponding milestone and shall be nonrefundable and noncreditable. It is understood that the milestone payments set forth above shall be made with respect to each Agreement Compound and Agreement Product with activity against a particular molecular target; provided, however, that if Bayer ceases all development of a particular Agreement Compound (or corresponding Agreement Product) after having made payments with respect to such Agreement Compound and Agreement Product under this Section 6.2 on the accomplishment of milestones specified herein, there shall be no payment due upon the accomplishment of those same milestones with respect to the next Agreement Compound or Agreement Product hereunder that is directed at the same molecular target. Amounts due with respect to milestones achieved with respect to such subsequent Agreement Compound or Agreement Product which were not previously paid with respect to an earlier Agreement Compound or Agreement Product shall be paid pursuant to this Section 6.2.

     6.3  ROYALTIES TO PHARMACOPEIA.

          6.3.1 BASE ROYALTY. Bayer shall pay to Pharmacopeia running royalties equal to [ * * * ] percent [ * * * ] of the aggregate Net Sales made by Bayer and its Affiliates and Sublicensees of Agreement Products, except that no royalties will be payable with respect to Excluded Products.

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

          6.3.2 ROYALTY RATE REDUCTION FOR DERIVATIVE COMPOUNDS. Notwithstanding Section 6.3.1 above, in the event that a Derivative Compound with activity in the Designated Field which Bayer elects to develop (i) is conceived later than [ * * * ] years after the end of the Research Program, as it may be extended, but on or before [ * * * ] years following the end of the Research Program, as it may be extended, as shown by contemporaneous written evidence, and (ii) is not (a) within the scope of a patent within the Licensed Technology, Joint Inventions or Bayer Technology issued as of the Cutoff Date, or (b) within the scope of a patent within the Licensed Technology, Joint Inventions or Bayer Technology issued from a patent application pending as of the Cutoff Date (or a division or continuation of such an application) and issued subsequent to the Cutoff Date, then Bayer shall only be obligated to pay to Pharmacopeia [ * * * ] percent [ * * * ]
 of the royalties above with respect to such Derivative Compound (or a corresponding Agreement Product).

          6.3.3 EXCLUSIONS. Notwithstanding Section 6.3.1 above, in the event that any Derivative Compound which Bayer elects to develop (i) is conceived later than [ * * * ] years after the end of the Research
Program, as it may be extended, as shown by contemporaneous written evidence, and (ii) is not (a) within the scope of a patent within the Licensed Technology, Joint Inventions or Bayer Technology, issued as of the Cutoff Date, or (b) within the scope of a patent within the Licensed Technology, Joint Inventions or Bayer Technology issued from a patent application pending as of the Cutoff Date (or a division, or continuation of such an application) and issued subsequent to the Cutoff Date, then Bayer shall not be obligated to pay to Pharmacopeia any royalties above with respect to such Derivative Compound (or a corresponding Agreement Product).

          6.3.4 TRADE SECRET ROYALTIES. The parties acknowledge and agree that the principal value contributed by Pharmacopeia is accelerated time to market, enhanced probability of success and the potential for multiple target leads, and that Pharmacopeia may not own or control patent applications or patents covering the manufacture, sale or use of a particular Agreement Product. Bayer acknowledges and agrees that the value Bayer receives hereunder is in the access to the Libraries and accordingly Bayer shall pay the royalties at the rate specified in this Section 6.3, regardless of whether an Agreement Product is covered by a patent application or patent within the Licensed Technology, Joint Inventions or Bayer Technology unless in any country or countries in which Bayer or its Affiliates or Sublicensees are selling an Agreement Product, a third party which is not an Affiliate or Sublicensee of Bayer is selling a directly similar competing Agreement Product and sales of such third party(ies) directly similar competing Agreement Product constitute [ * * * ] percent [ * * * ] or more of the Net Sales of the Agreement Product in such country. In the event the above described conditions are met, the royalty rate on Net Sales of such Agreement Product in such country for the period in which such competing sales exceed
[ * * * ]  percent  [ * * * ]  of the Net Sales in such country shall be
[ * * * ] the royalty due pursuant to Section 6.3.1 or 6.3.2, as the case may be.

          6.3.5 SINGLE ROYALTY; NONROYALTY SALES. No royalty shall be payable under this Section 6.3 with respect to sales of Agreement Products among Bayer or its Affiliates

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                                      -25-
and Sublicensees for resale; and in no event shall more than one royalty be due hereunder with respect to any Agreement Product unit even if covered by more than one patent included in the Licensed Technology.

          6.3.6 ROYALTY TERM. Bayer's obligation to pay royalties to Pharmacopeia under this Section 6.3 shall continue for each Agreement Product, on a country-by-country basis, until the date which is the later of
(i) [ * * * ] after the first commercial sale of such Agreement Product in such country by Bayer, its Affiliates or Sublicensees, or (ii) the expiration of the last to expire issued patent within the Licensed Technology containing any claim which would be infringed by making, using or selling the applicable Agreement Product in the applicable country in the absence of the license grants in this Agreement.

          6.3.7 THIRD PARTY ROYALTIES. Bayer shall be responsible for the payment of any royalties due to third parties upon the manufacture, use, marketing, sale or distribution of Agreement Products by Bayer or its Affiliates or Sublicensees (except as to payments due pursuant to the Columbia License, which shall be the responsibility of Pharmacopeia). It is understood that Pharmacopeia shall be responsible for any royalties due third parties with respect to intellectual property required for the preparation of the Focused Libraries or decoding of Library Compounds.

     6.4 EQUITY INVESTMENT. Simultaneously with the execution of this Agreement Pharmacopeia and Bayer shall execute a Common Stock Purchase Agreement in the form attached hereto as Exhibit C (the "Purchase Agreement") providing for the purchase by Bayer of shares of Common Stock of Pharmacopeia, on the terms and conditions therein.

                                    ARTICLE 7
                           PAYMENTS; BOOKS AND RECORDS

     7.1 ROYALTY REPORTS AND PAYMENTS. After the first commercial sale of an Agreement Product on which royalties are payable by Bayer hereunder, Bayer shall make quarterly written reports to Pharmacopeia within ninety (90) days after the end of each calendar quarter, stating in each such report, separately for Bayer and each of its Affiliates and Sublicensees, the number, description, and aggregate Net Sales, by country, of each Agreement Product sold during the calendar quarter upon which a royalty is payable under Section 6.3 above. Concurrently with the making of such reports, Bayer shall pay to Pharmacopeia royalties due at the rates specified in Section 6.3.

     7.2 PAYMENT METHOD. All payments due under this Agreement shall be made by bank wire transfer in immediately available funds to an account designated by Pharmacopeia. All payments hereunder shall be made in U.S. dollars. Any payments that are not paid on the date such payments are due under this Agreement shall bear interest to the extent permitted by applicable law at the prime rate as reported by the Chase Manhattan Bank, New

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                                      -26-

York, New York, on the date such payment is due, calculated on the number of days such payment is delinquent.

     7.3 PLACE OF ROYALTY PAYMENT AND CURRENCY CONVERSIONS. If any currency conversion shall be required in connection with the calculation of royalties hereunder, such conversion shall be made using the selling exchange rate for conversion of the foreign currency into U.S. Dollars, quoted for current transactions reported in THE WALL STREET JOURNAL for the last business day of the calendar quarter to which such payment pertains. If at any time legal restrictions prevent the prompt remittance of any royalties owed on Net Sales in any jurisdiction, Bayer may make such payments by depositing the amount thereof in local currency in a bank account or other depository in such country in the name of Pharmacopeia. Bayer shall promptly notify Pharmacopeia of the circumstances leading to such deposit and, at Pharmacopeia's request, cooperate with Pharmacopeia to repatriate such amounts.

     7.4 RECORDS; INSPECTION. Bayer and its Affiliates and Sublicensees shall keep complete, true and accurate books of account and records for the purpose of determining the royalty amounts payable under this Agreement. Such books and records shall be kept at the principal place of business of such party, as the case may be, for at least three (3) years following the end of the calendar quarter to which they pertain. Such records will be open for inspection during such three (3) year period by a public accounting firm to whom Bayer has no reasonable objection, solely for the purpose of verifying royalty statements hereunder. Such inspections may be made no more than once each calendar year, at reasonable times and on reasonable notice. Inspections conducted under this
Section 7.4 shall be at the expense of Pharmacopeia, unless a variation or error producing an increase exceeding five percent (5%) of the amount stated for any period covered by the inspection is established in the course of any such inspection, whereupon all reasonable costs relating to the inspection for such period and any unpaid amounts that are discovered will be paid promptly by Bayer together with interest thereon from the date such payments were due at the prime rate as reported by the Chase Manhattan Bank, New York, New York. Pharmacopeia agrees to hold in strict confidence all information concerning royalty payments and reports, and all information learned in the course of any audit or inspection, except to the extent necessary for Pharmacopeia to reveal such information in order to enforce its rights under this Agreement or if disclosure is required by law. The public accounting firm employees shall sign a customary confidentiality agreement as a condition precedent to their inspection, and shall report to Pharmacopeia only that information which would be contained in a properly prepared royalty report by Bayer.

     7.5  TAX MATTERS.

          7.5.1 WITHHOLDING TAXES. All royalty amounts required to be paid to Pharmacopeia pursuant to this Agreement shall be paid with deduction for withholding for or on account of any taxes (other than taxes imposed on or measured by net income) or similar governmental charge imposed by a jurisdiction other than the United States ("Withholding

Taxes") to the extent Pharmacopeia and/or its Affiliates or their successors has the lawful rights to utilize the Withholding Taxes paid by Bayer as a credit against Pharmacopeia's and/or its Affiliates regular U.S. tax liability. Bayer shall provide Pharmacopeia a certificate evidencing payment of any Withholding Taxes hereunder.

          7.5.2 SALES TAXES. Any sales taxes, use taxes, transfer taxes or similar governmental charges required to be paid in connection with the transfer of the Libraries, shall be the sole responsibility of Bayer. In the event that Pharmacopeia is required to pay any such amounts, and reasonably documents payment, Bayer shall promptly remit payment to Pharmacopeia of such amounts.

                                    ARTICLE 8
                                  DUE DILIGENCE

     8.1 DUE DILIGENCE. The selection of Designated Compounds, Other Compounds, Derivative Compounds and Agreement Products for development and commercialization shall be in the sole discretion of Bayer. Bayer shall, at Bayer's expense, be responsible for conducting all development of Agreement Compounds and Agreement Products, and all commercialization of Agreement Products. Bayer shall use its reasonable efforts to develop and commercialize at least one Agreement Product in the Designated Field as expeditiously as practicable and take such other actions as are necessary to obtain government approvals to market each Agreement Product in the Major Countries and other significant markets throughout the world, and thereafter to promote each Agreement Product and meet the market demand therefor in such markets.

     8.2 REPORTS. During the term of this Agreement, Bayer shall provide Pharmacopeia with written semi-annual reports within thirty (30) days of the end of each six (6) month period providing at least the following information:

          8.2.1 DESIGNATED COMPOUNDS. With respect to Agreement Compounds which are Designated Compounds or Derivative Compounds thereof: (i) description of the status of the research and development activities conducted with respect to each Agreement Compound; and (ii) the status of all patent applications claiming such Agreement Compounds.

          8.2.2 OTHER COMPOUNDS. With respect to Agreement Compounds which are Other Compounds or Derivative Compounds thereof: (i) identification, on a coded basis, of all targets against which each Agreement Compound demonstrated activity (i.e., with targets designated by a random identification number selected by Bayer); (ii) description of the status of research and development activities conducted with respect to each target relating to Agreement Compounds; and (iii) the status of all patent applications claiming such Agreement Compounds.

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

The reports subject to this Section 8.2 shall contain sufficient information to allow Pharmacopeia to monitor Bayer's compliance with this Agreement, including without limitation, Bayer's obligations with respect to the accomplishment of the milestones set forth in Section 6.2.1. Until first commercial introduction of each royalty-bearing Agreement Product by or on behalf of Bayer hereunder, Bayer shall keep Pharmacopeia apprised of the status of the pre-clinical, clinical and commercial development of that Agreement Product by semi-annually providing Pharmacopeia with a written report detailing such activities with respect to each applicable Agreement Product during the term of this Agreement. All reports and information provided under this Section 8.2 shall be deemed Confidential Information of Bayer.

     8.3 LICENSE BACK. In the event that Bayer agrees to allow Pharmacopeia to acquire rights to any Agreement Compound or Agreement Product, then the parties shall negotiate in good faith terms under which Pharmacopeia will receive an exclusive, worldwide license, with the right to grant sublicenses, to make, have made, use, import, have imported, offer for sale, sell or otherwise exploit such Agreement Compound or Agreement Product.

     8.4 LICENSE TO LIBRARY COMPOUNDS FROM A BAYER RANDOM LIBRARY AFTER THE EXCLUSIVITY PERIOD. Following the Exclusivity Period with respect to a Library Compound from a Bayer Random Library, for each such Library Compound which is not a Designated Compound, in the event that Pharmacopeia determines that any such Library Compound, which is claimed in a Bayer patent application or patent claiming a Designated Compound, has a biological activity distinct from the utility claimed in such patent application or patent, Pharmacopeia may provide Bayer with evidence reasonably demonstrating that such Library Compound has such distinct activity. Bayer shall have a period of ninety (90) days from receipt of such notice in which to provide Pharmacopeia with evidence reasonably demonstrating that such Library Compound has the utility claimed in the patent application or patent. In the event that Bayer fails to provide such evidence, Bayer and its Affiliates agree to grant and hereby grant to Pharmacopeia, an exclusive, worldwide, royalty-free license, with the right to grant and authorize sublicenses, under any applicable Joint Inventions and Bayer Technology necessary to make, have made, use, have used, import, have imported, sell, have sold and offer for sale such Library Compound or products based thereon.

     8.5 REGULATORY FILINGS. If Pharmacopeia acquires rights from Bayer with respect to any Agreement Compound or Agreement Product pursuant to Section 8.3 above, upon the request of Pharmacopeia, Bayer may, in exchange for agreed consideration, provide Pharmacopeia with access to and the right to use all regulatory filings made by Bayer or its Affiliates or Sublicensees to the extent possible with respect to such Agreement Compound or Agreement Product, together with the underlying pre-clinical and clinical data relating thereto, and agreed government permits and health registrations and other rights pertaining thereto.

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

                                    ARTICLE 9
                              INTELLECTUAL PROPERTY


     9.1 OWNERSHIP OF INVENTIONS. Title to all inventions and other intellectual property made by employees of Bayer or its Affiliates, but not Pharmacopeia, in connection with and arising out of the Research Program ("Bayer Inventions") shall be deemed owned by Bayer. Title to all inventions and other intellectual property made solely by employees of Pharmacopeia, but not Bayer or its Affiliates, in connection with and arising out of with the Research Program ("Pharmacopeia Inventions") shall be deemed owned by Pharmacopeia. Title to all inventions and other intellectual property made jointly by employees of Bayer or its Affiliates and Pharmacopeia in connection with and arising out of the Research Program ("Joint Inventions") shall be deemed jointly owned by Pharmacopeia and Bayer. Inventorship of inventions and other intellectual property rights conceived and/or reduced to practice pursuant to this Agreement, and rights of ownership with respect thereto, shall be discussed by patent counsel of Bayer and Pharmacopeia prior to the filing of each patent application subject to this Agreement. Inventorship shall be determined in accordance with the patent laws of the country or countries in which such inventions or other intellectual property were made. In the event that the parties disagree as to inventorship and/or the applicable law with respect to any invention or patent application, such matter shall be subject to resolution pursuant to Section 14.13.

     9.2  PATENT PROSECUTION.

          9.2.1  RESPONSIBILITIES.

                 (a) PHARMACOPEIA INVENTIONS. Pharmacopeia shall be responsible for preparing, filing, prosecuting and maintaining in the Core Countries and such other countries it deems appropriate, patent applications and patents relating to all Pharmacopeia Inventions included within the Licensed Technology and conducting any interferences, re-examinations, reissues and oppositions relating to such Licensed Technology. As used in this Agreement, "Core Countries" shall mean the United States, Canada, Europe (members of the European Patent Convention via European Patent Office applications) and Japan.

                 (b) JOINT INVENTIONS. Subject to Section 9.2.3 and 9.2.4, Pharmacopeia shall be responsible for preparing, filing, prosecuting and maintaining in the Core Countries and such additional countries designated by Bayer, patent applications and patents relating to all Joint Inventions included within the Licensed Technology (except those claiming Designated Compounds or Derivative Compounds originating in Focused Libraries or the use of such Designated Compounds or Derivative Compounds) and conducting any interferences, re-examinations, reissues and oppositions relating to such Licensed Technology.

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

                 (c) BAYER INVENTIONS. Bayer shall be responsible for preparing, filing, prosecuting and maintaining worldwide in such countries it deems appropriate, patent applications and patents, and conducting any interferences, re-examinations, reissues, oppositions or requests for patent term extension or governmental equivalents thereto relating to Bayer Inventions and relating to Joint Inventions claiming Designated Compounds or Derivative Compounds originating in Focused Libraries or the use of such Designated Compounds or Derivative Compounds.

          9.2.2 PHARMACOPEIA FAILURE TO PROSECUTE. Pharmacopeia may elect upon ninety (90) days prior notice to discontinue prosecution of any patent applications filed pursuant to Section 9.2.1 (a) or (b) above and/or not to file or conduct any further activities with respect to the patent applications or patents subject to such Sections. In the event Pharmacopeia declines to file or having filed fails to further prosecute or maintain any patent applications or patents (i) subject to Section 9.2.1(a) above which disclose or claim activity in the Designated Field, or (ii) subject to Section 9.2.1(b) above, or conduct any interferences, re-examinations, reissues, or oppositions, then, subject to Pharmacopeia's agreements with third parties, Bayer shall have the right to prepare, file, prosecute and maintain such patent applications and patents in such countries worldwide it deems appropriate, and conduct any interferences, re-examinations, reissues or oppositions at its sole expense.

          9.2.3 COOPERATION. Each of Bayer and Pharmacopeia shall keep the other fully informed as to the status of patent matters described in this
Article 9, including, without limitation, by providing the other the opportunity to fully review and comment as far in advance of filing dates as feasible on any documents which will be filed in any patent office, and providing the other copies of any documents that such party receives from such patent offices promptly after receipt, including notice of all interferences, reissues, re-examinations, oppositions or requests for patent term extensions. Bayer and Pharmacopeia shall each reasonably cooperate with and assist the other at its own expense in connection with such activities, at the other party's request. Patent counsel designated by each party will meet at least on a semi-annual basis, unless otherwise agreed in writing, during (i) the term of the Research Program; and (ii) the pendency of any patent applications claiming Joint Inventions subject to this Section 9.2, to coordinate, discuss, review and implement patent filing and prosecution strategy.

          9.2.4 COSTS. Responsibilities for costs incurred under this Article shall be as follows:

                 (i) Subject to subsection (iii) below, Pharmacopeia shall pay all costs pursuant to Section 9.2.1(a);

                (ii) Bayer shall pay all costs incurred pursuant to Section 9.2.1(c);


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

               (iii) The parties shall equally share the costs incurred pursuant to Section 9.2.1(b); and any costs incurred by Pharmacopeia in connection with the activities undertaken pursuant to Section 9.2.1(a) with respect to patent applications or patents disclosing or claiming Focused Libraries or Library Compounds therein, or methods of use thereof; and

                (iv) Notwithstanding Section 9.2.4(iii) above, with respect to total out-of-pocket expenses (including, without limitation, patent attorney and agent fees) associated with Pharmacopeia's activities pursuant to Sections 9.2.1(a) and (b) above, Pharmacopeia shall have no obligation to incur in any calendar year more than the greater of (i) $[ * * * ] per calendar year, or
                         (ii)  [ * * * ]  percent  [ * * * ]  of the
                         milestones received by Pharmacopeia from Bayer pursuant to Section 6.2.1 herein in such calendar year. Pharmacopeia shall provide Bayer quarterly reports of the expenses incurred in connection with such activities to keep Bayer apprised of whether the patent activities are likely to incur costs in excess of those set forth in the preceding sentence.
                         If it appears that the expenses would exceed such limit, Pharmacopeia shall provide Bayer notice thereof, and within thirty (30) days of such notice Bayer shall notify Pharmacopeia whether it will reimburse Pharmacopeia for such excess amounts incurred by Pharmacopeia in connection with such activities.
                         If Bayer so notifies Pharmacopeia then Pharmacopeia shall invoice such amounts and Bayer shall promptly pay such invoice(s).

          9.2.5 COPIES. Bayer shall promptly provide to Pharmacopeia a copy of any patent applications filed by Bayer or its Affiliates or Sublicensees during the term of this Agreement with respect to any Agreement Compounds, except with respect to Excluded Products. Pharmacopeia shall promptly provide to Bayer a copy of any patent applications filed by Pharmacopeia during the term of this Agreement with respect to any Agreement Compounds.

     9.3  ENFORCEMENT AND DEFENSE.

          9.3.1 ENFORCEMENT. Each party shall promptly notify the other of its knowledge of any potential infringement of the Licensed Technology by a third party. Pharmacopeia has the right, but not the obligation, to take reasonable legal action necessary to protect the Licensed Technology described in Sections 9.2.1(a) and (b) against infringements by third parties. If within six (6) months following receipt of such notice from Bayer, Pharmacopeia fails to take such action to halt a commercially significant infringement, Bayer shall, in its sole discretion, have the right, at its expense, to take such

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action as it deems warranted in its own name or in the name of Pharmacopeia or jointly to cease any infringement with respect to Licensed Technology (i) subject to Section 9.2.1(a) which claims Focused Libraries or Library Compounds therein, or methods of use thereof, or (ii) subject to Section 9.2.1(b). Each party agrees to render such reasonable assistance as the prosecuting party may request. Costs of maintaining any such action and damages recovered therefrom shall be paid by and belong to the party bringing the action. Bayer shall have the right to enforce patents described in Section 9.2.1(c) in its sole discretion, at its sole expense.

          9.3.2 INFRINGEMENT CLAIMS. If the manufacture, sale or use of any Agreement Product pursuant to this Agreement because of the practice of the Licensed Technology, the Excluded Technology or the Bayer Technology results in any claim, suit or proceeding alleging patent infringement against Pharmacopeia or Bayer (or its Affiliates or Sublicensees), such party shall promptly notify the other party hereto in writing setting forth the facts of such claim in reasonable detail. The party subject to such claim shall have the exclusive right and obligation to defend and control the defense of any such claim, suit or proceeding, at its own expense, using counsel of its own choice; provided, however, it shall not enter into any settlement which admits or concedes that any aspect of the Bayer Technology (in the case of Pharmacopeia) and the Licensed Technology or Excluded Technology (in the case of Bayer) is invalid or unenforceable, without the prior written consent of such other party. The party subject to the claim shall keep the other party hereto reasonably informed of all material developments in connection with any such claim, suit or proceeding.

     9.4  GRANT BACK.

          9.4.1 COMPOUNDS BASED ON PHARMACOPEIA PROPRIETARY INFORMATION. In the event that Pharmacopeia determines that any Library Compound in a Focused Library of the type defined in Section 1.20.2(iii) above, which Library Compound
(i) is not a Designated Compound or Other Compound, and (ii) is claimed in a Bayer patent application or patent claiming a Designated Compound or Other Compound, has a biological activity distinct from the utility disclosed in such patent application or patent, and does not have the utility disclosed by Bayer, Pharmacopeia may notify Bayer, and provide evidence reasonably demonstrating that such Library Compound does not have the utility disclosed by Bayer. Bayer shall have a period of ninety (90) days from receipt of such notice in which to provide Pharmacopeia with evidence reasonably demonstrating that such Library Compound has the utility disclosed in the patent application or patent. In the event that Bayer fails to provide such evidence to the contrary within such period, Pharmacopeia shall have the right to use such compound for such utility.

          9.4.2 PROCESS TECHNOLOGY. Bayer shall grant and hereby grants to Pharmacopeia a non-exclusive, royalty-free, worldwide, license under Bayer's interest in the Joint Inventions relating to any chemical processes, synthetic or otherwise, for the purpose of designing and preparing chemical libraries.

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

                                   ARTICLE 10
                                 CONFIDENTIALITY

     10.1 CONFIDENTIAL INFORMATION. Except as otherwise expressly provided herein, the parties agree that, for the term of this Agreement and for [ * * * ] thereafter, the receiving party shall not, except as expressly provided in this Article 10, disclose to any third party or use for any purpose any confidential information furnished to it by the disclosing party hereto pursuant to this Agreement ("Confidential Information") except to the extent that it can be established by the receiving party by competent proof that such information:

           (a) was already known to the receiving party, other than under an obligation of confidentiality, at the time of disclosure;

           (b) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving party;

           (c) became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving party in breach of this Agreement;

           (d) was independently developed by the receiving party as demonstrated by documented evidence prepared contemporaneously with such independent development; or

           (e) was disclosed to the receiving party, other than under an obligation of confidentiality, by a third party who had no obligation to the disclosing party not to disclose such information to others.

     10.2 PERMITTED USE AND DISCLOSURES. Each party hereto may use or disclose information disclosed to it by the other party to the extent such information is included in the Licensed Technology or the Bayer Technology, as the case may be, and to the extent such use or disclosure is reasonably necessary and permitted in the exercise of such rights granted hereunder in filing or prosecuting patent applications, prosecuting or defending litigation, complying with applicable governmental regulations or court order or otherwise submitting information to tax or other governmental authorities, conducting clinical trials, or making a permitted sublicense or otherwise exercising license rights expressly granted by the other party to it pursuant to the terms of this Agreement, provided that if a party is required to make any such disclosure of another party's Confidential Information, other than pursuant to a confidentiality agreement, it will give reasonable advance notice to the other party of such disclosure and, save to the extent inappropriate in the case of patent applications, will use its reasonable best efforts to secure confidential treatment of such information in consultation with the other party prior to its disclosure (whether through protective orders or otherwise) and disclose only the minimum necessary to comply with such requirements.

[ * * *  Confidential Treatment Requested. ]

     10.3 NONDISCLOSURE OF TERMS. Each of the parties hereto agrees not to disclose the terms of this Agreement to any third party without the prior written consent of the other party hereto, which consent shall not be unreasonably withheld, except to such party's attorneys, advisors, investors and others on a need to know basis under circumstances that reasonably ensure the confidentiality thereof, or to the extent required by law. Notwithstanding the foregoing, the parties shall agree upon a press release to announce the execution of this Agreement, together with a corresponding Q&A outline for use in responding to inquiries about the Agreement; thereafter, Pharmacopeia and Bayer may each disclose to third parties the information contained in such press release and Q&A without the need for further approval by the other. In addition, Bayer and Pharmacopeia may make public statements regarding the progress of the Research Program and the achievement of milestones and fees with respect thereto, following consultation and mutual agreement, the consent of neither party to be unreasonably withheld. At least ten (10) business days before submission, Pharmacopeia shall provide Bayer an opportunity to review any copy of this Agreement which Pharmacopeia intends to file with the U.S. Securities and Exchange Commission or equivalent entity.

     10.4 PUBLICATION. Any manuscript, abstract or presentation (including information to be presented verbally) by Pharmacopeia or Bayer or its Affiliates describing the scientific results of the Research Program to be published during the Research Program or within one (1) year at the end of the Research Program shall be subject to the prior review of the parties at least ninety (90) days prior to submission. Further, to avoid loss of patent rights as a result of premature public disclosure of patentable information, the receiving party shall notify the disclosing party in writing within thirty (30) days after receipt of any disclosure whether the receiving party desires to file a patent application on any invention disclosed in such scientific results. In the event that the receiving party desires to file such a patent application, the disclosing party shall withhold publication or disclosure of such scientific results until the earlier of (i) a patent application is filed thereon, or (ii) the parties determine after consultation that no patentable invention exists, or (iii) one hundred eighty (180) days after receipt by the disclosing party of the receiving party's written notice of the receiving party's desire to file such patent application, or such other period as is reasonable for seeking patent protection. Further, if such scientific results contain the information of the receiving party that is subject to use and nondisclosure restrictions under this
Article 10, the disclosing party agrees to remove such information from the proposed publication or disclosure. Following the filing of any patent application with the Licensed Technology or Bayer Technology, in the eighteen
(18) month period prior to the publication of such a patent application neither party shall make any public disclosure regarding a invention claimed in such patent application without the prior written consent of the other party.

                                   ARTICLE 11
                         REPRESENTATIONS AND WARRANTIES

     11.1 BAYER. Bayer represents and warrants on its own behalf and on behalf of its Affiliates that: (i) it has the legal power, authority and right to enter into this Agreement and to perform all of its obligations hereunder and (ii) this Agreement is a legal and valid obligation binding upon it and enforceable in accordance with its terms.

     11.2 PHARMACOPEIA. Pharmacopeia represents and warrants that: (i) it has the legal right and power to extend the rights granted in this Agreement; (ii) this Agreement is a legal and valid obligation binding upon it and enforceable in accordance with its terms; (iii) it has the full right to enter into this Agreement, and to fully perform its obligations hereunder; (iv) it has not previously granted, and during the term of this Agreement will not knowingly make any commitment or grant any rights which are inconsistent in any material way with the rights and licenses granted herein; (v) to the best of its knowledge as of the Effective Date, there are no existing or threatened actions, suits or claims pending against it with respect to the Licensed Technology; (vi) to the best of its knowledge as of the Effective Date, the Licensed Technology does not include intellectual property licensed from third parties that would require Bayer to pay to such third parties a royalty to make, have made, use and sell Agreement Products (vii) to the best of its knowledge as of the Effective Date, the practice by Pharmacopeia of the Excluded Technology does not infringe any intellectual property rights of third parties; and (viii) during the term of the Research Program, Pharmacopeia will use reasonable efforts not to materially breach the Columbia License.

     11.3 DISCLAIMER. Bayer and Pharmacopeia specifically disclaim any guarantee that the Research Program will be successful, in whole or in part. The failure of the parties to successfully develop Agreement Compounds or Agreement Products will not constitute a breach of any representation or warranty or other obligation under this Agreement. Neither Bayer nor Pharmacopeia makes any representation or warranty or guaranty that the Research Program will be successful. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, PHARMACOPEIA AND BAYER AND THEIR RESPECTIVE AFFILIATES MAKE NO REPRESENTATIONS AND EXTEND NO WARRANTIES OR CONDITIONS OF ANY KIND, EITHER EXPRESS OR IMPLIED, WITH RESPECT TO THE LICENSED TECHNOLOGY, EXCLUDED TECHNOLOGY, BAYER TECHNOLOGY, BAYER RANDOM LIBRARIES, FOCUSED LIBRARIES, AGREEMENT COMPOUNDS, OTHER COMPOUNDS, INFORMATION DISCLOSED PURSUANT TO ARTICLE 10 OR AGREEMENT PRODUCTS INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, VALIDITY OF ANY LICENSED TECHNOLOGY, EXCLUDED TECHNOLOGY OR BAYER TECHNOLOGY, PATENTED OR UNPATENTED, OR NONINFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.

                                   ARTICLE 12
                                 INDEMNIFICATION

     12.1 BAYER. Bayer agrees to indemnify, defend and hold Pharmacopeia and its Affiliates and their directors, officers, employees, agents and their respective successors, heirs and assigns (the "Pharmacopeia Indemnities") harmless from and against any losses, costs, claims, damages, liabilities or expense (including reasonable attorneys' and professional fees and other expenses of litigation) (collectively, "Liabilities") arising, directly or indirectly out of or in connection with third party claims, suits, actions, demands or judgments, including without limitation personal injury and product liability matters, suits, actions or demands relating to (i) any Agreement Products developed, manufactured, used, sold or otherwise distributed by or on behalf of Bayer, its Affiliates, Sublicensees or other designees (including, without limitation, product liability claims), (ii) Bayer and its Affiliates performance of the Research Program; or (iii) any material breach by Bayer of the representations and warranties made in this Agreement, except, in each case, to the extent such Liabilities resulted from a material breach of this Agreement by Pharmacopeia, or negligence or intentional misconduct on the part of Pharmacopeia.

     12.2 PHARMACOPEIA. Pharmacopeia agrees to indemnify, defend and hold Bayer, its Affiliates and Sublicensees and their respective directors, officers, employees, agents and their respective heirs and assigns (the "Bayer Indemnitees") harmless from and against any losses, costs, claims, damages, liabilities or expense (including reasonable attorneys' and professional fees and other expenses of litigation) (collectively, "Liabilities") arising, directly or indirectly out of or in connection with third party claims, suits, actions, demands or judgments, including without limitation personal injury and product liability matters, suits, actions, demands relating to (i) any Agreement Products developed, manufactured, used, sold or otherwise distributed by or on behalf of Pharmacopeia, its Affiliates, Sublicensees or other designees pursuant to Section 8.3 herein (including, without limitation, product liability claims),
(ii) the performance of the Research Program by Pharmacopeia; and (iii) any material breach by Pharmacopeia of the representations and warranties made in this Agreement, except, in each case, to the extent such Liabilities resulted from a material breach of this Agreement by Bayer or negligence or intentional misconduct on the part of Bayer.

     12.3 PROCEDURE. In the event that any Indemnitee intends to claim indemnification under this Article 12 it shall promptly notify the other party in writing of such alleged Liability. The indemnifying party shall have the right to control the defense thereof with counsel of its choice as long as such counsel is reasonably acceptable to Indemnitee; provided, however, that any Indemnitee shall have the right to retain its own counsel at its own expense, for any reason, including if representation of any Indemnitee by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such Indemnitee and any other party reasonably represented by such counsel in such proceeding. The affected Indemnitees shall cooperate with the indemnifying party and its legal representatives in the investigation of any action, claim or liability covered by this Article 12. The Indemnitee shall not, except at its own cost, voluntarily make any payment or incur any expense with respect to any claim or suit without the prior written consent of the indemnifying party, which such party shall not be required to give.

                                   ARTICLE 13
                              TERM AND TERMINATION

     13.1 TERM. Except as set forth below, the term of this Agreement shall begin as of the Effective Date, and shall continue in full force and effect on a country-by-country and Agreement Product-by-Agreement Product basis unless terminated as provided in this Article 13 until Bayer, its Affiliates and Sublicensees have no remaining royalty payment obligations in a country, at which time the Agreement shall expire in its entirety in such country.

     13.2 TERMINATION FOR BREACH. Either party to this Agreement may terminate this Agreement as to any other party hereto in the event such other party shall have materially breached or defaulted in the performance of any of its material obligations hereunder, and such default shall have continued for sixty (60) days after written notice thereof was provided to the breaching party by the nonbreaching party. Any termination shall become effective at the end of such sixty (60) day period unless the breaching party (or any other party on its behalf) has cured any such breach or default prior to the expiration of the sixty (60) day; provided, however, in the case of a failure to pay any amount due hereunder, such default may be the basis of termination fifteen (15) business days following the date that notice of such default was provided to the breaching party.

     13.3 TERMINATION FOR INSOLVENCY. If voluntary or involuntary proceedings by or against a party are instituted in bankruptcy under any insolvency law, or a receiver or custodian is appointed for such party, or proceedings are instituted by or against such party for corporate reorganization, dissolution, liquidation or winding-up of such party, which proceedings, if involuntary, shall not have been dismissed within sixty (60) days after the date of filing, or if such party makes an assignment for the benefit of creditors, or substantially all of the assets of such party are seized or attached and not released within sixty (60) days thereafter, the other party may immediately terminate this Agreement effective upon notice of such termination.

     13.4 TERMINATION DUE TO ACQUISITION. During the Initial Term, if any third party which is a competitor of Bayer shall purchase substantially all the assets of Pharmacopeia or if there is a change of control of Pharmacopeia, Bayer may terminate this Agreement effective ninety (90) days after written notice is transmitted to Pharmacopeia, its parent, successor, surviving or new entity, as the case may be. As used herein, change of control shall mean the acquisition by a third party which is a competitor of Bayer of forty percent (40%) or more of the voting stock of Pharmacopeia.

     13.5  EFFECT OF BREACH OR TERMINATION.

           13.5.1 ACCRUED RIGHTS AND OBLIGATIONS. Termination of this Agreement for any reason shall not release any party hereto from any liability which, at the time of such termination, has already accrued to the other party or which is attributable to a period prior to such termination, nor preclude either party from pursuing any rights and remedies it may have hereunder or at law or in equity which accrued or are based upon any event occurring prior to such termination.

          13.5.2 RETURN OF MATERIALS. Upon any termination of this Agreement, Bayer and Pharmacopeia shall promptly return to the other all Confidential Information (including, without limitation, all Existing and Future Know-How and Bayer Technology, as the case may be), received from the other party (except one copy of which may be retained for archival purposes).

          13.5.3 POST-TERMINATION PRODUCT SALES. In the event of the cancellation or termination of any license rights with respect to an Agreement Product prior to the expiration of this Agreement, inventory of the Agreement Product may be sold for up to six (6) months after date of termination, provided earned royalties are paid thereon.

          13.5.4 LICENSES. The licenses granted Bayer herein shall terminate in the event of a termination by Pharmacopeia pursuant to Section
13.2 or 13.3, and any licenses granted to Pharmacopeia under Section 8.3 shall terminate in the event of a termination by Bayer pursuant to Section 13.2, 13.3, or 13.4; provided, however, in the event of a termination by Bayer pursuant to Section 13.4, the licenses granted by Pharmacopeia shall remain in effect with respect to Licensed Technology existing as of the effective date of such termination, subject to the terms and conditions of this Agreement. If more than one Agreement Product is being commercially developed or exploited by Bayer or its Affiliates or Sublicensees hereunder and a breach entitling Pharmacopeia to terminate this Agreement relates solely to a single Agreement Product, then Pharmacopeia shall be entitled to terminate this Agreement only with respect to the applicable Agreement Product.

     13.6 SURVIVAL. Articles 10, 11, 12, 13 and 14 of this Agreement, as well as Sections 2.7, 2.8, 2.9, 2.10, 4.1, 4.5, 5.3, 5.5, 5.7, 5.8, 7.1, 7.4,
7.5, 8.3, 8.4, 8.5, 9.1, 9.2 and 9.4 shall survive the expiration or termination of this Agreement for any reason.

                                   ARTICLE 14
                                  MISCELLANEOUS

     14.1 GOVERNING LAWS. This Agreement and any dispute arising from the performance or breach hereof shall be governed by and construed and enforced in accordance with, the laws of the state of New York, without reference to conflicts of laws principles and excluding the United Nations Convention on the International Sale of Goods.

     14.2 NO IMPLIED LICENSES. Only the licenses granted pursuant to the express terms of this Agreement shall be of any legal force or effect. No other license rights shall be created by implication, estoppel or otherwise.

     14.3 WAIVER. It is agreed that no waiver by either party hereto of any breach or default of any of the covenants or agreements herein set forth shall be deemed a waiver as to any subsequent and/or similar breach or default.

     14.4 ASSIGNMENT. This Agreement shall not be assignable by either party to any third party hereto without the written consent of the other party hereto, except in the case of Bayer to its designated Affiliate(s), provided Bayer guarantees the performance of such Affiliate(s) in a customary manner; except either party may assign this Agreement, without such consent, to an entity that acquires all or substantially all of the business or assets of such party to which this Agreement pertains, whether by merger, reorganization, acquisition, sale, or otherwise. This Agreement shall be binding upon and accrue to the benefit any permitted assignee, and any such assignee shall agree to perform the obligations of the assignor.

     14.5 INDEPENDENT CONTRACTORS. The relationship of the parties hereto is that of independent contractors. The parties hereto are not deemed to be agents, partners or joint venturers of the others for any purpose as a result of this Agreement or the transactions contemplated thereby.

     14.6 COMPLIANCE WITH LAWS. In exercising their rights under this license, the parties shall fully comply in all material respects with the requirements of any and all applicable laws, regulations, rules and orders of any governmental body having jurisdiction over the exercise of rights under this license including, without limitation, those applicable to the discovery, development, manufacture, distribution, import and export and sale of pharmaceutical products pursuant to this Agreement.

     14.7 PATENT MARKING. Bayer agrees to mark and have its Affiliates and Sublicensees mark all Agreement Products sold pursuant to this Agreement in accordance with the applicable statute or regulations relating to patent marking in the country or countries of manufacture and sale thereof.

     14.8 NOTICES. All notices, requests and other communications hereunder shall be in writing and shall be personally delivered or by registered or certified mail, return receipt requested, postage prepaid, in each case to the respective address specified below, or such other address as may be specified in writing to the other parties hereto and shall be deemed to have been given upon receipt:

     Pharmacopeia:    Pharmacopeia
                      101 College Road East
                      Princeton, New Jersey 08540
                      Attn:  Chief Executive Officer

     with a copy to:  Wilson Sonsini Goodrich & Rosati
                      650 Page Mill Road
                      Palo Alto, California 94304-1050
                      Attn:  Michael S. Rabson, Esq.

     Bayer:           Bayer Corporation
                      Pharmaceutical Division
                      400 Morgan Lane
                      West Haven, Connecticut 06516
                      Attn:  Office of the President

     with a copy to:  Bayer Corporation
                      Pharmaceutical Division
                      400 Morgan Lane
                      West Haven, Connecticut 06516
                      Attn:  Office of the General Counsel

     14.9 SEVERABILITY. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect to the fullest extent permitted by law without said provision, and the parties shall amend the Agreement to the extent feasible to lawfully include the substance of the excluded term to as fully as possible realize the intent of the parties and their commercial bargain.

     14.10 NO CONSEQUENTIAL DAMAGES. In no event shall either party to this Agreement have any liability to the other for any special, consequential or incidental damages arising under this Agreement under any theory of liability.

     14.11 FORCE MAJEURE. Neither party shall lose any rights hereunder or be liable to the other party for damages or losses (except for payment obligations) on account of failure of performance by the defaulting party if the failure is occasioned by war, strike, fire, Act of God, earthquake, flood, lockout, embargo, governmental acts or orders or restrictions, failure of suppliers, or any other reason where failure to perform is beyond the reasonable control and not caused by the negligence, intentional conduct or misconduct of the nonperforming party has exerted all reasonable efforts to avoid or remedy such force majeure; provided, however, that in no event shall a party be required to settle any labor dispute or disturbance.

     14.12 COMPLETE AGREEMENT. This Agreement with its Exhibits, together with the Random Library Agreement and Stock Purchase Agreement executed by the parties of even date herewith constitutes the entire agreement, both written and oral, between the parties with respect to the subject matter hereof, and all prior agreements respecting the subject matter hereof, either written or oral, expressed or implied, shall be abrogated, canceled, and are null and void and of no effect. There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the parties other than as set forth herein and therein. No amendment or change hereof or addition hereto shall be effective or binding on either of the parties hereto unless reduced to writing and executed by the respective duly authorized representatives of Pharmacopeia and Bayer.

     14.13  DISPUTE RESOLUTION.

            14.13.1 The parties recognize that disputes as to certain matters may from time to time arise during the term of this Agreement relating to either party's rights and/or obligations hereunder. The parties shall follow the procedures set forth in this paragraph to facilitate the resolution of disputes arising under this Agreement in an attempt to avoid the submission of disputes to arbitration pursuant to Section 14.13.2. Any disputes among the members of the RSC, or other disputes between the parties, that cannot be resolved by good faith negotiation, shall be referred, by written notice from either party to the other, to the respective officers of the parties designated below (or their successors).

            For Bayer:  President of the Pharmaceutical Division

            For Pharmacopeia:  Chief Executive Officer

Such executive officers shall negotiate in good faith to achieve a resolution to the dispute referred to them within thirty (30) days after such notice is received.

            14.13.2 Any dispute or controversy arising out of or related to this Agreement which is not resolved pursuant to Section 14.13.1 within thirty (30) days shall be finally settled by binding arbitration, conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association by three arbitrators appointed in accordance with said rules (the "Arbitrators"). The arbitration shall be held in New York, New York. At least one of the Arbitrators shall be an independent expert with expertise in pharmaceutical product development generally and, if possible, in the specific discipline to which the dispute predominantly relates. The Arbitrators shall determine what discovery will be permitted, consistent with the goal of limiting the cost and time which the Parties must expend for discovery; provided the Arbitrators shall permit such discovery as they deem necessary to permit an equitable resolution of the dispute. Any written evidence originally in a language other than English shall be submitted in English translation accompanied by the original or a true copy thereof. The governing law provided for under Section 14.1 hereof shall be applied to all matters in dispute between the parties with respect to this Agreement.

          14.13.3 Each party shall bear its own costs and attorneys' and witness' fees. The costs of the administration of the arbitration proceeding, including arbitrators' fees and administrative fees and expenses, shall be shared equally by the parties. A disputed performance or suspended performances pending the resolution of the arbitration must be completed within thirty (30) days following the final decision of the Arbitrators or such other reasonable period as the Arbitrators determine in a written opinion. A decision (the "Decision") shall be rendered within one (1) year from the date the dispute is submitted to arbitration pursuant to this section. The arbitral proceedings and the Decision shall not be made public without the joint consent of the parties and each party shall maintain the confidentiality of such proceedings and Decision unless otherwise permitted by the other party. Any Decision which requires a monetary payment shall require such payment to be payable in United States Dollars, free of any tax or other deduction. The parties agree that the Decision shall be the sole, exclusive and binding remedy between them regarding any and all disputes, controversies, claims and counterclaims presented to the Arbitrators. Each party hereby expressly waives any and all rights such party may have with respect to a judicial review of the Decision in the courts of any country. Application may be made to any court having jurisdiction over the party (or its assets) against whom the Decision is rendered for a judicial validation, acceptance, and recognition of the Decision and an order of enforcement.

     14.14 CONSENTS NOT UNREASONABLY WITHHELD. Whenever a provision is made in this Agreement for either party to secure the consent or approval of the other, that consent or approval shall not unreasonably be withheld or delayed, and whenever in this Agreement provision is made for one party to object or disapprove of a matter, such objection or disapproval shall not unreasonably be exercised.

     14.15 FURTHER ACTIONS. Each party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

     14.16 NO TRADEMARK RIGHTS. Except as otherwise provided herein, no right, express or implied, is granted by the Agreement to use in any manner the name "Pharmacopeia" or "Bayer", or any other trade name or trademark of the other party or its Affiliates, if any, in connection with the performance of the Agreement.

     14.17 PERFORMANCE OF AFFILIATES AND SUBLICENSEES. Bayer shall be responsible for the compliance of its Affiliates and Sublicensees with the terms and conditions of this Agreement, and for any liabilities arising from the practice by such entities of the rights granted herein.

     14.18 HEADINGS. The captions to the several Sections hereof are not a part of this Agreement, but are included merely for convenience of reference only and shall not affect its meaning or interpretation.

     14.19 COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same agreement.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their authorized representatives and delivered in duplicate originals.

BAYER CORPORATION                         PHARMACOPEIA, INC.


By: /s/ Gerd D. Mueller                   /s/ Joseph A. Mollica
    --------------------------------      ------------------------------------

Name:  Gerd D. Mueller                    Name:  Joseph A. Mollica
      ------------------------------            ------------------------------

Title:  Executive Vice President          Title:  Chairman and Chief Executive
       -----------------------------                Officer
                                                 -----------------------------

                                    EXHIBIT A

                                   RSC MEMBERS


For Bayer:  [ * * * ]






For Pharmacopeia:  [ * * * ]






[ * * *  Confidential Treatment Requested. ]

                                    EXHIBIT B

                                BAYER AFFILIATES



                                    [ * * * ]





[ * * *  Confidential Treatment Requested. ]

                                    EXHIBIT C




                               PHARMACOPEIA, INC.



              ---------------------------------------------------


                         COMMON STOCK PURCHASE AGREEMENT


              ---------------------------------------------------

                                 TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----

SECTION 1 - Authorization and Sale of Common Stock .......................   1

      1.1     Authorization of Common Stock ..............................   1
      1.2     Sale of Common .............................................   1

SECTION 2 - Closing Date; Delivery .......................................   1

      2.1     Closing Date ...............................................   1
      2.2     Delivery ...................................................   2

SECTION 3 - Representations and Warranties of the Company ................   2

      3.1     Organization and Standing; Articles and Bylaws .............   2
      3.2     Corporate Power ............................................   2
      3.3     Subsidiaries ...............................................   2
      3.4     Capitalization .............................................   2
      3.5     Authorization ..............................................   3
      3.6     Validity of Shares .........................................   3
      3.7     Title to Properties and Assets; Liens, etc. ................   3
      3.8     Material Contracts and Commitments .........................   3
      3.9     Patents, Trademarks, etc. ..................................   3
      3.10    Compliance with Other Instruments ..........................   4
      3.11    Litigation, etc. ...........................................   4
      3.12    Employees ..................................................   4
      3.13    Insurance ..................................................   5
      3.14    Registration Rights ........................................   5
      3.15    Governmental Consents, etc. ................................   5
      3.16    Offering ...................................................   5
      3.17    Disclosure .................................................   5
      3.18    Brokers or Finders .........................................   5
      3.19    Permits ....................................................   5
      3.20    Financial Statements .......................................   6
      3.21    Real Property Holding Corporation ..........................   6

SECTION 4 - Representations, Warranties and Covenants of the Purchaser ...   6

      4.1     Experience; Risk ...........................................   6
      4.2     Investment .................................................   7
      4.3     Restricted Securities; Rule 144 ............................   7
      4.4     Access to Data .............................................   7
      4.5     Authorization ..............................................   7
      4.6     Government Consents ........................................   7
      4.7     Further Limitations on Disposition .........................   8

                                TABLE OF CONTENTS
                                    (CONTINUED)


                                                                           PAGE
                                                                           ----

      4.8     Legends ....................................................   8
      4.9     Standstill .................................................   8
      4.10    Voting .....................................................   9

SECTION 5 - Conditions to Closing of Purchaser ...........................   9

      5.1     Representations and Warranties Correct .....................   9
      5.2     Covenants ..................................................   9
      5.3     Opinion of Company's Counsel ...............................  10
      5.4     Compliance Certificate .....................................  10
      5.5     Blue Sky ...................................................  10
      5.6     Stockholder Rights Agreement ...............................  10
      5.7     Research Agreement .........................................  10

SECTION 6 - Conditions to Closing of the Company .........................  10

      6.1     Representations ............................................  10
      6.2     Blue Sky ...................................................  10
      6.3     Stockholder Rights Agreement ...............................  10

SECTION 7 - Miscellaneous ................................................  11

      7.1     Governing Law ..............................................  11
      7.2     Survival ...................................................  11
      7.3     Successors and Assigns .....................................  11
      7.4     Entire Agreement; Amendment ................................  11
      7.5     Notices, etc. ..............................................  11
      7.6     Delays or Omissions ........................................  11
      7.7     Expenses ...................................................  12
      7.8     Counterparts ...............................................  12
      7.9     Severability ...............................................  12


Exhibits:

 A     -      Purchaser Schedule
 B     -      Schedule of Exceptions
 C     -      Amendment to Stockholder Rights Agreement
 D     -      Legal Opinion of Company Counsel

                              PHARMACOPEIA, INC.

                        COMMON STOCK PURCHASE AGREEMENT


    This Agreement is made as of February 2, 1996, between Pharmacopeia, Inc., a Delaware corporation (the "Company"), and Bayer Corporation, an Indiana corporation, (the "Purchaser") in connection with the Collaboration Agreement (the "Research Agreement") between the Company and the Purchaser.


                                SECTION 1

                   AUTHORIZATION AND SALE OF COMMON STOCK


    1.1 AUTHORIZATION OF COMMON STOCK. The Company has authorized the sale and issuance of up to $10,000,000 of its Common Stock (the "Common"). The shares of the Common to be sold hereunder are collectively referred to as the "Shares."

    1.2 SALE OF COMMON. Subject to the terms and conditions hereof, on the Closing Date (as hereinafter defined) the Company will issue and sell to the Purchaser, and the Purchaser will purchase from the Company at a purchase price per share determined as set forth below, Shares of Common for a total of $10,000,000 as set forth in Section 2 below. The per share purchase price (the "Purchase Price") to be paid by the Purchaser for the Shares to be purchased from the Company on the Closing Date shall be based upon [ * * * ] . The number of Shares to be issued to the Purchaser at the Closing shall be determined by dividing the $10,000,000 to be invested by the Purchaser at the Closing by the Purchase Price determined as set forth above and rounding up or down to the nearest whole share.


                                SECTION 2

                          CLOSING DATE; DELIVERY


    2.1 CLOSING DATE. The closing of the purchase and sale of the Common hereunder (the "Closing") shall be held at the offices of Wilson Sonsini Goodrich & Rosati, 650 Page Mill Road, Palo Alto, California 94304-1050 ("WSGR"). The closing of the sale of the Shares hereunder in exchange for

[ * * *  Confidential Treatment Requested. ]

$10,000,000 from the Purchaser shall take place on February 2, 1996, or at such other time and place upon which the Company and the Purchaser shall agree (the date of the Closing is hereinafter referred to as the "Closing Date").

    2.2 DELIVERY. At or promptly following the Closing, the Company will deliver to Jones, Day, Reavis & Pogue, legal counsel to the Purchaser ("Jones, Day"), a certificate or certificates representing the Shares to be purchased by the Purchaser at the Closing against payment of the purchase price therefor. Upon receipt by Jones, Day of the certificate representing the Shares, the Purchaser shall immediately tender the $10,000,000 purchase price for the Shares by wire transfer payable to the Company. Upon receipt of such funds by the Company, Jones, Day shall tender the certificate representing the Shares to the Purchaser.


                                   SECTION 3

                      REPRESENTATIONS AND WARRANTIES OF THE COMPANY


    Except as set forth on Exhibit B attached hereto, the Company hereby represents and warrants to the Purchaser as follows:

    3.1 ORGANIZATION AND STANDING; ARTICLES AND BYLAWS. The Company is a corporation duly organized and validly existing under, and by virtue of, the laws of the State of Delaware and is in good standing under such laws. The Company has all requisite corporate power to own and operate its properties and assets, and to carry on its business as presently conducted and as proposed to be conducted. The Company is qualified to do business as a foreign corporation in any jurisdiction in which failure to qualify would have a material adverse effect on the Company's business. The Company has furnished Purchaser true and complete copies of its Restated Certificate of Incorporation ("Restated Certificate") and Bylaws in effect as of the date hereof.

    3.2 CORPORATE POWER. The Company will have prior to the Closing Date all requisite legal and corporate power to execute and deliver this Agreement and the Amendment to Stockholder Rights Agreement in the form attached hereto as Exhibit C (the "Stockholder Rights Agreement"), to sell and issue the Shares hereunder and to carry out and perform its obligations under the terms of this Agreement and the transactions contemplated hereby.

    3.3 SUBSIDIARIES. The Company has no subsidiaries or affiliated companies and does not otherwise own or control any other corporation, association or business entity.

    3.4 CAPITALIZATION. The authorized capital stock of the Company consists of 40,000,000 shares of Common Stock, and 2,000,000 shares of Preferred Stock. 10,272,527 shares of Common Stock and no shares of Preferred Stock are issued and outstanding prior to the Closing. All such issued and outstanding shares have been duly authorized and validly issued, are fully paid and nonassessable, and have been issued in compliance with the applicable federal and state securities laws. The Company has reserved 750,000 shares (net of repurchases) of its Common Stock for issuance to officers, employees, sales representatives and consultants of the Company pursuant to its 1994 Incentive Stock Plan, under which 379,400 shares of Common Stock have been issued and options exercisable for 363,575 shares of Common Stock are currently outstanding. The Company has also reserved a total of 150,000 shares of Common Stock for issuance under its 1995 Director Option Plan, none of which are issued, and 250,000 shares of Common Stock for issuance under its 1995 Employee Stock Purchase Plan, none of which are issued. Except as referenced herein, there are no options, warrants, conversion privileges or other rights presently outstanding to purchase or otherwise acquire any authorized but unissued shares of the capital stock or other securities of the Company, nor any agreements or understandings with respect thereto. Other than the Stockholder Rights Agreement, the Company is not a party or subject to any agreement or understanding, and, to the Company's knowledge, there is no agreement or understanding between any persons and/or entities, which affects or relates to the voting or giving of consents with respect to any security or by a director of the Company.

     3.5 AUTHORIZATION. All corporate action on the part of the Company, its officers, directors and shareholders necessary for the authorization, execution, delivery and performance of this Agreement and the Stockholder Rights Agreement by the Company, the authorization, sale, issuance and delivery of the Shares and the performance of the Company's obligations hereunder and thereunder has been taken or will be taken prior to the Closing. This Agreement and the Stockholder Rights Agreement, when executed and delivered by the Company, shall constitute the valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

     3.6 VALIDITY OF SHARES. The Shares, when issued, sold and delivered in compliance with the provisions of this Agreement, will be duly and validly issued and will be fully paid and nonassessable and free and clear of all liens and encumbrances and restrictions on transfer other than as set forth in this Agreement and the Stockholder Rights Agreement, provided, however, that the Shares may be subject to restrictions on transfer under state and/or federal securities laws. Except as set forth herein or in the Stockholders Rights Agreement, there are no outstanding rights of first refusal or preemptive rights applicable to the Shares.

     3.7 TITLE TO PROPERTIES AND ASSETS; LIENS, ETC. The Company has good and marketable title to all its properties and assets, and is in compliance with the lease of all material properties leased by it, in each case subject to no mortgage, pledge, lien, lease, encumbrance or charge, other than the lien of current taxes not yet due and payable. The Company is not in default under or in breach of any provision of its leases, and the Company holds valid leasehold interests in the properties which it leases. The Company's material properties and assets are in good condition and repair, ordinary wear and tear excepted, in all material respects.

     3.8 MATERIAL CONTRACTS AND COMMITMENTS. Exhibit B sets forth a list of all agreements, contracts, indebtedness, liabilities, and other obligations to which the Company is a party or by which it or its assets are bound that
(a) are material to the conduct and operations of its business and properties;

(b) involve in excess of $50,000 aggregating similar agreements or obligations to the same party; (c) involve to the Company's knowledge any of the officers, consultants, directors, employees, or shareholders of the Company or any members of the immediate family of the foregoing; or (d) obligate the Company to share, license, or develop any product. Copies of such agreements and contracts and documentation evidencing such liabilities and other obligations have been made available by the Company to the Purchaser.

     3.9 PATENTS, TRADEMARKS, ETC. To the knowledge of the Company, the Company has sufficient title and ownership of all patents, trademarks, service marks, trade names, copyrights, trade secrets, information, proprietary rights and processes necessary for its business as now conducted, and as proposed to be conducted, without conflict with or infringement of the rights of others. The Company has not received any communications alleging that the Company has violated or, by conducting its business as proposed, would violate, the proprietary or intellectual property rights of any other person or entity. The Company is not aware of any violation or infringement by a third party of any of the Company's patents, licenses, trademarks, service marks, trade names, copyrights, trade secrets or other proprietary rights.

     3.10 COMPLIANCE WITH OTHER INSTRUMENTS. The Company is not in violation of any term of its Restated Certificate or Bylaws, or in any material respect of any term or provision of any mortgage, indenture, contract, agreement, instrument, judgment or decree, and to its knowledge is not in violation of any order, statute, rule or regulation applicable to the Company. The execution, delivery and performance of and compliance with this Agreement and the Stockholder Rights Agreement and the issuance of the Shares have not resulted and will not result in any violation of, or conflict with, or constitute a default under any of the foregoing, or result in the creation of any mortgage, pledge, lien, encumbrance or charge upon any of the properties or assets of the Company; and there is no such violation or default which materially and adversely affects the business of the Company or any of its properties or assets.

     3.11 LITIGATION, ETC. There are no actions, suits, proceedings or investigations pending or, to the Company's knowledge, threatened against the Company or its properties before any court or governmental agency, which, either in any case or in the aggregate, might result in any material adverse change in the business, prospectus, financial condition, affairs, operations or equity ownership of the Company or any of its properties or assets, or in any material impairment of the right or ability of the Company to carry on its business as now conducted or as proposed to be conducted, or in any material liability on the part of the Company, and none which questions the validity of this Agreement or any action taken or to be taken in connection herewith. The Company is not a party or subject to the provisions of any order, judgment or decree issued by any court or governmental agency. There is no action, suit, proceeding, or investigation by the Company currently pending or that the Company intends to initiate.

     3.12 EMPLOYEES. To the Company's knowledge, no employee of the Company is or will be in violation of any judgment, decree or order of any court or administrative agency, or any term of any employment contract or any other contract (including without limitation any covenant not to compete) or agreement relating to the relationship of any such employee with the Company or any other party because of the nature of the business conducted or to be conducted by the Company or to the utilization by the employee of such employee's reasonable efforts with respect to such business. The Company does not have any collective bargaining agreements covering any of its employees. To the Company's knowledge, the Company is not using any inventions of any of its employees, consultants or officers made before their employment by the Company. To the Company's knowledge, no employee, consultant or officer has taken, removed, or made use of any proprietary documentation, manuals, products, materials, or any other tangible items from the employee's previous employers relating to the Company's business. All employees and officers of the Company with access to confidential or proprietary information or know-how of the Company have entered into agreements with the Company obligating them to hold such information in confidence and not to use such information for any purpose other than to benefit the Company.

     3.13 INSURANCE. The Company has in full force and effect fire, casualty and liability insurance policies with recognized insurers with such coverages as are sufficient in amount to allow replacement of the tangible properties of the Company that might be damaged or destroyed.

     3.14 REGISTRATION RIGHTS. Except as contemplated by the Stockholder Rights Agreement, the Company is not under any obligation to register any of its presently outstanding securities or any of its securities that may hereafter be issued.

     3.15 GOVERNMENTAL CONSENTS, ETC. No consent, approval, order or authorization of or designation, declaration or filing with any state or federal governmental authority on the part of the Company is required in connection with the valid execution and delivery of this Agreement, or the offer, sale or issuance of the Shares, or the consummation of any other transaction contemplated hereby, except qualification (or taking such action as may be necessary to secure an exemption from qualification, if available) under applicable Blue Sky laws, of the offer and sale of the Shares, which qualification, if required, will be accomplished in a timely manner prior to or promptly upon completion of the Closing.

     3.16 OFFERING. Based in part upon the accuracy of the Purchaser's representations in Section 4 hereof, the offer, sale and issuance of the Shares to be issued in conformity with the terms of this Agreement constitute transactions exempt from the registration requirements of Section 5 of the Securities Act of 1933, as amended (the "Securities Act").

     3.17 DISCLOSURE. No statement by the Company contained in this Agreement and the exhibits attached hereto, or in any certificate furnished or to be furnished to the Purchaser pursuant hereto, when taken as a whole, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made.

     3.18 BROKERS OR FINDERS. The Company has not incurred, and will not incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

     3.19 PERMITS. The Company has all franchises, permits, licenses, and any similar authority necessary for the conduct of its business as now being conducted, the lack of which could materially and adversely affect the business, properties, prospects, or financial condition of the Company, and the Company believes it can obtain, without undue burden or expense, any similar authority for the conduct of its business as planned to be conducted. The Company is not in default in any material respect under any of such franchises, permits, licenses, or other similar authority.

     3.20 FINANCIAL STATEMENTS. The Company has furnished to the Purchaser its audited balance sheet and statement of operations as of December 31, 1994 and its unaudited balance sheet and statement of operations as of September 30, 1995 (the "Financial Statements"). The Financial Statements are complete and correct in all material respects, are in accordance with the Company's books and records, and present fairly its financial condition as of that date and the results of its operations for the period indicated. Except as set forth in the Financial Statements, the Company does not have any material debts or liabilities, presently existing or contingent, other than debts or liabilities incurred in the ordinary course of business after September 30, 1995.

     3.21 REAL PROPERTY HOLDING CORPORATION. The Company is not a "United States real property holding corporation," as that term is defined in Internal Revenue Code ("IRC") Section 897(c)(2) and Treasury Regulation
Section 1.897-2(b). If at any time in the future the Company shall become a "United States real property holding corporation," the Company shall notify each foreign investor of such event as promptly as practicable. Within thirty
(30) days after receipt of a request from a foreign investor, the Company shall prepare and deliver to such foreign investor the statement required under Treasury Regulation Section 1.897-2(h) and, subject to the succeeding sentence, either or both of the following documents: (i) an affidavit in conformance with the requirements of IRC Section 1445(b)(3) and the regulations thereunder or (ii) a notarized statement, executed by an officer having actual knowledge of the facts, that the shares of Company stock held by such foreign investor are of a class that is regularly traded on an established securities market, within the meaning of IRC Section 1445(b)(6) and the regulations thereunder. If the Company is unable to provide either of the documents described in (i) or (ii) above upon request, it shall promptly, and in any event within thirty (30) days, notify such foreign investor in writing of the reason for such inability. Finally, upon the request of a foreign investor and without regard to whether either document described in
(i) or (ii) above has been requested, the Company shall reasonably cooperate with the efforts of such foreign investor to obtain a "qualifying statement" within the meaning of IRC Section 1445(b)(4) and the regulations thereunder or such other documents as would excuse a transferee of a foreign investor's interest from withholding of income tax imposed pursuant to IRC Section 897(a).


                                SECTION 4

          REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE PURCHASER


     The Purchaser hereby represents, warrants and covenants to the Company with respect to the purchase of the Shares as follows:

     4.1 EXPERIENCE; RISK. The Purchaser has such knowledge and experience in financial and business matters that such Purchaser is capable of evaluating the merits and risks of the purchase of the Shares pursuant to this Agreement and of protecting the Purchaser's interests in connection therewith. The Purchaser is able to fend for itself in the transactions contemplated by this Agreement and has the ability to bear the economic risk of the investment, including complete loss of the investment. The Purchaser is experienced in evaluating and investing in new companies such as the Company.

     4.2 INVESTMENT. The Purchaser is acquiring the Shares for investment for its own account, not as a nominee or agent, and not with a view to, or for resale in connection with, any distribution thereof, and the Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same. The Purchaser understands that the Shares to be purchased have not been registered under the Securities Act by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of such Purchaser's representations as expressed herein.

     4.3 RESTRICTED SECURITIES; RULE 144. The Purchaser understands that the Shares will be "restricted securities" under the federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations the Shares may be resold without registration under the Securities Act only in certain limited circumstances. The Purchaser acknowledges that the Shares must be held indefinitely unless subsequently registered under the Securities Act or an exemption from such registration is available. The Purchaser is aware of the provisions of Rule 144 promulgated under the Securities Act which permit limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions, including, among other things, the existence of a public market for the shares, the availability of certain current public information about the Company, the resale occurring not less than two years after a party has purchased and paid for the security to be sold, the sale being effected through a "broker's transaction" or in transactions directly with a "market maker" (as provided by Rule 144(f)) and the number of shares being sold during any three-month period not exceeding specified limitations.

     4.4 ACCESS TO DATA. The Purchaser has had an opportunity to discuss the Company's business, management and financial affairs with the Company's management and the opportunity to review the Company's facilities and has received all information requested from the Company regarding the investment in the Company; PROVIDED, HOWEVER, that such opportunity and receipt shall not effect or otherwise diminish or obviate in any respect any of the representations and warranties of the Company under this Agreement.

     4.5 AUTHORIZATION. The Purchaser represents that it has the full right, power and authority to enter into and perform the Purchaser's obligations under this Agreement and the Stockholder Rights

Agreement, and this Agreement and the Stockholder Rights Agreement when executed and delivered by the Purchaser will constitute valid and binding obligations of the Purchaser, enforceable in accordance with their respective terms, subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors, rules of law governing specific performance, injunctive relief or other equitable remedies.

     4.6 GOVERNMENT CONSENTS. No consent, approval or authorization of or designation, declaration or filing with any state, federal, or foreign governmental authority on the part of the Purchaser is required in connection with the valid execution and delivery of this Agreement by the Purchaser, and the consummation by the Purchaser of the transactions contemplated hereby.

     4.7 FURTHER LIMITATIONS ON DISPOSITION. Without in any way limiting the representations set forth above, the Purchaser further agrees not to make any disposition of all or any portion of the Shares unless and until:

          (a) There is then in effect a Registration Statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such Registration Statement; or

          (b) The Purchaser shall have notified the Company of the proposed disposition and shall have furnished the Company with a statement of the proposed disposition, and if reasonably requested by the Company, such Purchaser shall have furnished the Company with an opinion of counsel, reasonably satisfactory to the Company, that such disposition will not require registration under the Act; PROVIDED, HOWEVER, that no such opinion of counsel shall be required for a transfer by a Purchaser that is a partnership to a partner of such Purchaser or a retired partner of such partnership who retires after the date hereof or the estate of any such partner or retired partner if the transferee agrees in writing to be bound by the terms of this Section 4.7.

     4.8 LEGENDS. It is understood that each certificate representing the Shares and any securities issued in respect thereof or exchange therefor shall bear legends in the following forms (in addition to any legend required under applicable state securities laws):

          "THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED."

     4.9 STANDSTILL. The Purchaser agrees that for a period commencing on the date hereof and ending on the date which is ten (10) years from the date hereof, it shall not, except with the Company's prior written consent, acquire beneficial ownership of any additional securities of the Company in private transactions, or on the open market or otherwise authorize or make a tender, exchange or other offer therefor without the written consent of the Company, if the effect of such acquisition would be to increase the percentage of the Total Potential Voting Power of Company represented by all Common Stock and other voting or non-voting securities convertible into Common Stock then owned by the Purchaser to 10.0% (or more) of the Total Potential Voting Power (as defined below) of the Company. For purposes hereof, Total Potential Voting Power shall mean the total number of votes which may be cast in the election of directors of the Company if all securities entitled to vote in the election of directors are present and voted and assuming that all then outstanding securities of the company that are convertible into, exchangeable for or otherwise exercisable to acquire shares of Common Stock are so converted, exchanged or otherwise exercised.


     For purposes of Section 4 hereof, the term "Purchaser" shall include, unless otherwise expressly set forth herein, the Purchaser and any entity controlling, controlled by or under common control with the Purchaser.

     4.10 VOTING. The Purchaser further agrees that, during the period that the standstill covenant set forth in Section 4.9 is in effect, the Purchaser will take such action as may be required so that all shares of Common Stock or other voting securities owned by the Purchaser are voted in favor of any action which has been approved by the Board of Directors and for which shareholder approval is required in connection with any future stock offering or financing, or any proposed acquisition of the Company. With regard to a proposed acquisition of the Company, the Purchaser agrees not to exercise any appraisal or similar statutory dissenters' rights with regard to such transaction, provided that such transaction has been approved by the Company's Board of Directors and by the holders of a majority of the Company's outstanding voting securities.



                                  SECTION 5

                      CONDITIONS TO CLOSING OF PURCHASER


     The Purchaser's obligation to purchase the Shares at the Closing is, at the option of the Purchaser, subject to the fulfillment on or prior to the Closing Date of the following conditions:

     5.1 REPRESENTATIONS AND WARRANTIES CORRECT. The representations and warranties made by the Company in Section 3 hereof shall be true and correct in all material respects when made, and shall be true and correct on the Closing Date in all material respects with the same force and effect as if they had been made on and as of said date.

     5.2 COVENANTS. All covenants, agreements and conditions contained in this Agreement to be performed by the Company on or prior to the Closing Date shall have been performed or complied with in all material respects.

     5.3 OPINION OF COMPANY'S COUNSEL. The Purchaser shall have received from Wilson Sonsini Goodrich & Rosati, P.C., counsel to the Company, an opinion addressed to the Purchaser, dated the Closing Date, substantially in the form of Exhibit D attached hereto.

     5.4 COMPLIANCE CERTIFICATE. The Company shall have delivered to the Purchaser a certificate executed by the Chief Executive Officer of the Company, dated the Closing Date and certifying to the fulfillment of the conditions specified in Sections 5.1 and 5.2 of this Agreement.

     5.5 BLUE SKY. The Company shall have obtained all necessary Blue Sky law permits and qualifications, or secured an exemption therefrom, required by any state for the offer and sale of the Shares.

     5.6 STOCKHOLDER RIGHTS AGREEMENT. The Company and the Purchaser shall have executed the Stockholder Rights Agreement.

     5.7 RESEARCH AGREEMENT. The Company and the Purchaser shall have executed the Research Agreement of even date herewith.



                                  SECTION 6

                    CONDITIONS TO CLOSING OF THE COMPANY


     The Company's obligation to sell and issue the Shares at the Closing is, at the option of the Company, subject to the fulfillment of the following conditions:

     6.1  REPRESENTATIONS. The representations made by the Purchaser in
Section 4 hereof shall be true and correct in all material respects when made, and shall be true and correct on the Closing Date in all material respects with the same force and effect as if they had been made on and as of said date.

     6.2 BLUE SKY. The Company shall have obtained all necessary Blue Sky law permits and qualifications, or secured an exemption therefrom, required by any state for the offer and sale of the Shares.

     6.3 STOCKHOLDER RIGHTS AGREEMENT. The Purchaser shall have executed and delivered to the Company the Stockholder Rights Agreement.

                                    SECTION 7

                                  MISCELLANEOUS

    7.1 GOVERNING LAW. This Agreement shall be governed in all respects by the laws of the State of California as applied to contracts made and to be fully performed entirely within that state between residents of that state.

    7.2 SURVIVAL. The representations, warranties, covenants and agreements made herein shall survive any investigation made by any Purchaser and the closing of the transactions contemplated hereby.

    7.3 SUCCESSORS AND ASSIGNS. Except as otherwise provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto, provided, however, that the rights of the Purchaser to purchase the Shares shall not be assignable without the consent of the Company.

    7.4 ENTIRE AGREEMENT; AMENDMENT. This Agreement and the other documents delivered pursuant hereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof. This Agreement or any term hereof may be amended, waived, discharged or terminated solely by a written instrument signed by the Company and the holders of a majority of the Shares.

    7.5 NOTICES, ETC. All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by registered or certified mail, postage prepaid, or otherwise delivered by hand or by messenger, addressed (a) if to the Purchaser, at the address set forth on Exhibit A attached hereto or at such other address as shall have furnished to the Company upon not less than ten (10) days notice in writing, or (b) if to the Company, at the address of its principal office and addressed to the attention of the President and with a copy to Wilson Sonsini Goodrich & Rosati, 650 Page Mill Road, Palo Alto, California 94304-1050, Attention:
Michael J. O'Donnell or at such other address as the Company shall have furnished to the Purchaser upon not less than ten (10) days notice in writing. Notwithstanding the above, any notice or communication to an address outside the United States shall additionally be given by telecopy and confirmed in writing sent by two (2) day guaranteed international courier.

    7.6 DELAYS OR OMISSIONS. No delay or omission to exercise any right, power or remedy accruing to any holder of any Shares, upon any breach or default of the Company under this Agreement, shall impair any such right, power or remedy of such holder nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any holder of any breach or default under this Agreement, or any waiver on the part of any holder of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any holder, shall be cumulative and not alternative.

    7.7 EXPENSES. Each party will pay its own costs and expenses in connection with the transactions contemplated hereby.

    7.8 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument.

    7.9 SEVERABILITY. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision.

    IN WITNESS WHEREOF, the parties have executed this Stock Purchase Agreement as of the day and date set forth above.




"COMPANY"                             PHARMACOPEIA, INC.,
                                      a Delaware corporation



                                      By:     /s/ illegible
                                          -------------------------------------

                                      Title: Chairman & Chief Executive Officer
                                            -----------------------------------



"PURCHASER"                           BAYER CORPORATION,
                                      an Indiana corporation



                                      By:   /s/ illegible
                                          -------------------------------------

                                      Title: Executive Vice President
                                            -----------------------------------

                                    EXHIBIT A

                                PURCHASER SCHEDULE



NAME AND ADDRESS OF PURCHASER


Bayer Corporation
400 Morgan Lane
West Haven, CT 06516
Attn: President, Pharmaceutical Division

                                    EXHIBIT B

                              SCHEDULE OF EXCEPTIONS



    This Schedule of Exceptions, dated as of the Closing Date, is made and given pursuant to Section 3 of the Pharmacopeia, Inc. Common Stock Purchase Agreement dated as of February 2, 1996 (the "Agreement").

    The paragraph numbers in this Schedule of Exceptions correspond to the paragraph numbers in the Agreement; however, any information disclosed herein under any paragraph number shall be deemed to be disclosed and incorporated into any other paragraph number under the Agreement where such disclosure would be appropriate. Any terms defined in the Agreement shall have the same meaning when used in this Schedule of Exceptions as when used in the Agreement unless the context otherwise requires.

    3.4  CAPITALIZATION.

    The Company has issued two warrants each exercisable for 50,000 shares of Common Stock to Columbia University and Cold Springs Harbor Laboratory.

    3.8  MATERIAL CONTRACTS AND COMMITMENTS.

    The Company has entered into Consulting Agreements with the members of its Scientific Advisory Board and other consultants pursuant to which the Company is obligated to pay such individuals annual consulting fees ranging from $15,000 to $100,000.

    The Company has entered into employment letter agreements with the following employees: Joseph A. Mollica, John J. Baldwin, John C. Chabala, Nolan H. Sigal, and Lewis J. Shuster.

    The Company has entered into stock purchase agreements with certain of its employees, officers, directors, and consultants providing for vesting of the shares of Common Stock held by them. The Company has also signed stock option agreements with several employees and consultants.

    The Company has entered into a Financing and Common Stock Purchase Agreement with Avalon Medical Partners.

    The Company has entered into a Series A Preferred Stock Purchase Agreement, Series B Preferred Stock Purchase Agreement, Series C Preferred Stock Purchase Agreement, Series D Preferred Stock Purchase Agreement and Stockholder Rights Agreement with the holders of its Preferred Stock.

    The Company has entered into a Collaborative Agreement with Sandoz Corporation.

    The Company has entered into a Collaboration Agreement and a Random Library Agreement with Schering-Plough, Ltd. and Schering Corporation.

    The Company has entered into a Collaboration Agreement with Berlex Laboratories, Inc.

    The Company has entered into a License Agreement with the National Institute of Health providing for the license of certain proprietary information to the Company.

    The Company has entered into a License Agreement with Columbia University and Cold Springs Harbor Laboratory providing for the license of certain proprietary information to the Company.

    The Company has entered into an equipment lease line in the amount of $1,350,000 with Lease Management Services, Inc., pursuant to which the Company will lease or finance equipment through loans secured by such equipment. In connection with such lease line the Company issued warrants which converted to Common Stock at the Company's Initial Public Offering (the "IPO").

    The Company has entered into an equipment lease line in the amount of $1,500,000 with Lease Management Services, Inc. pursuant to which the Company will lease or finance equipment through loans secured by such equipment.

    The Company has entered into a thirty (30) month facility lease for approximately 9,000 square feet at $2.77 per square foot per month, triple net.

    The Company has entered into a nine and one-half (9 1/2) month facility lease for approximately 9,934 square feet at $1.88 per square foot per month, triple net.

    The Company has entered into a leasing having a term of twenty-eight (28) months for approximately 10,000 square feet of office space at an annual rate of approximately $12.50 per square foot and 20,000 square feet of laboratory space at an annual rate of approximately $28.50 per square foot.

    The Company has entered into a ten (10) year facility lease for approximately 17,500 square feet at an average cost per square foot of $26.54, triple net.

    The Company has entered into a Materials Transfer Agreement with Bunsen Rush Laboratories.

    The Company entered into a Non-Exclusive License Agreement with Washington University.

    The Company has outstanding, in the ordinary course of business, various open purchase orders for equipment, supplies, services, and leasehold improvements. Several of these may exceed $25,000.

    The Company has entered into various software license agreements with MDL Information Systems, Inc., Molecular Simulations and others.

    The Company has entered into Chemical Synthesis Agreements with KRS Consultants, Inc. and Tyger Scientific.

    The Company has entered into a Product Development Consortium Agreement with Argonaut Technologies, Inc. for the development of instruments that will facilitate the development and implementation of solid phase synthetic organic chemistry.

    3.19 PERMITS.

    The Company believes it may be required to obtain one or more permits from the county in connection with its proposed new facility lease and possible changes to its current facilities. The Company is in the process of obtaining such permits.

    3.20 BUSINESS PLAN.

    The Company has not prepared a current version of its Business Plan in connection with the sale of the Shares and therefore no Business Plan has been provided to the Purchaser. The Company has provided the Purchaser with a copy of the Prospectus prepared in connection with the Company's IPO.

                                   EXHIBIT C

                                   AMENDMENT



    This Amendment is made effective as of February 2, 1996 between Pharmacopeia, Inc. (the "Company"), the undersigned holders ("Stockholders") of Common Stock of the Company listed on Exhibit A who are parties to, or have been assigned rights under, the Company's Stockholder Rights Agreement dated February 15, 1995 (the "Rights Agreement") and Bayer Corporation (the "New Investor") with regard to the issuance by the Company of shares of the Company's Common stock (the "Shares") in exchange for an investment of $10,000,000 from the New Investor. The Rights Agreement is attached hereto as
Exhibit 1 and incorporated herein by reference. The Company and the Stockholders agree as follows:

    1. The Stockholders hereby consent to the inclusion of (i) the New Investor as a party to the Rights Agreement and (ii) the Shares of Common Stock being issued to the New Investor as "Registrable Securities" as defined in Section 1.8 of the Rights Agreement. The Rights Agreement is hereby amended to include the New Investor as a "Holder" thereunder and to include the Shares in the definition of Registrable Securities thereunder.
By execution of this Amendment the New Investor shall become a party to the Rights Agreement and shall be entitled to all of the rights and subject to all of the obligations of a Holder thereunder.

    2. The Company, the Stockholders and the New Investor acknowledge and agree that the provisions of Section 2 and Section 3 of the Rights Agreement have terminated (except as otherwise specifically provided in Section 3.2) and are no longer of any force and effect as a result of the Company closing the IPO as set forth in Sections 2.3 and 3.2 of the Rights Agreement.

    3. This Amendment shall be effective with regard to all Stockholders upon execution by the Company and the Stockholders who hold more than fifty percent (50%) of the outstanding Registrable Securities as provided in
Section 6.2 of the Rights Agreement. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one instrument.




THE COMPANY:


                                 PHARMACOPEIA, INC.



                                 By:
                                    -------------------------------------------

                                 Title:
                                       ----------------------------------------

HOLDERS:                         ABINGWORTH BIOVENTURES



                                 By:
                                    -------------------------------------------

                                 Title:
                                       ----------------------------------------



                                 AVALON BIOVENTURES, L.P.



                                 By:
                                    -------------------------------------------
                                    General Partner



                                 AVALON MEDICAL PARTNERS, L.P.



                                 By:
                                    -------------------------------------------
                                    General Partner



                                 ----------------------------------------------
                                 David Baer, Custodian for Adam D. Sigal under the New Jersey Uniform Transfers Act until he attains age 21



                                 ----------------------------------------------
                                 David Baer, Custodian for Joshua I. Sigal under the New Jersey Uniform Transfers Act until he attains age 21



                                 ----------------------------------------------
                                 David Baer, Custodian for Yaron M. Sigal under the New Jersey Uniform Transfers Act until he attains age 21



                                 ----------------------------------------------
                                 Howard Birndorf



                                 ----------------------------------------------
                                 Jonathan Burbaum

                                 ----------------------------------------------
                                 Robert A. Curtis



                                 FRIENDS OF AVALON VENTURES



                                 By:
                                    -------------------------------------------

                                 Title:
                                       ----------------------------------------



                                 GREYLOCK EQUITY LIMITED
                                 PARTNERSHIP



                                 By:
                                    -------------------------------------------

                                 Title:
                                       ----------------------------------------



                                 INSTITUTIONAL VENTURE MANAGEMENT V



                                 By:
                                    -------------------------------------------
                                    General Partner



                                 INSTITUTIONAL VENTURE PARTNERS V
                                 By:     Institutional Venture Management V,
                                         its General Partner



                                 By:
                                    -------------------------------------------
                                    General Partner



                                 KLEINER PERKINS CAUFIELD & BYERS VI
                                 By:     Kleiner Perkins Caufield & Byers VI
                                         Associates



                                 By:
                                    -------------------------------------------
                                    General Partner

                                 KLEINER PERKINS CAUFIELD & BYERS VI
                                 FOUNDERS FUND
                                 By:     Kleiner Perkins Caufield & Byers VI
                                         Associates



                                 By:
                                    -------------------------------------------
                                    General Partner



                                 OAK INVESTMENT PARTNERS V, LIMITED
                                 PARTNERSHIP
                                 By: Oak Associates V, Limited Partnership, as General Partner



                                 By:
                                    -------------------------------------------
                                    a General Partner



                                 OAK V AFFILIATES FUND, LIMITED
                                 PARTNERSHIP
                                 By: Oak V Affiliates, Limited Partnership, as General Partner



                                 By:
                                    -------------------------------------------



                                 SCHERING CORPORATION



                                 By:
                                    -------------------------------------------

                                 Title:
                                       ----------------------------------------



                                 SCHERING BERLIN VENTURE
                                 CORPORATION



                                 By:
                                    -------------------------------------------

                                 Title:
                                       ----------------------------------------

                                 ----------------------------------------------
                                 Nolan H. Sigal



                                 STANFORD UNIVERSITY



                                 By:
                                    -------------------------------------------

                                 Title:
                                       ----------------------------------------



                                 ----------------------------------------------
                                 Robert S. Thorpe



                                 VECTOR LATER-STAGE EQUITY FUND, L.P.
                                 By:     Vector Fund Management L.P.
                                 Its:    General Partner


                                 By:     Vector Asset Management, Inc.
                                 Its:    General Partner



                                         By:
                                            -----------------------------------

                                         Its:
                                             ----------------------------------

By execution of this Amendment the undersigned holder of shares of Common Stock of Pharmacopeia, Inc. (the "Company") agrees to become a party to the Company's Stockholder Rights Agreement as a "Holder" thereunder as set forth in this Amendment.



                                 BAYER CORPORATION



                                 By:
                                    -------------------------------------------

                                 Title:
                                       ----------------------------------------

                                   EXHIBIT A
                                   ---------

                            SCHEDULE OF STOCKHOLDERS


          Name and Address of Stockholder
- - ----------------------------------------------

Avalon Bioventures
1020 Prospect Street, Suite 405
La Jolla, CA 92037
Attn: Lawrence A. Bock

Avalon Medical Partners
1020 Prospect Street, Suite 405
La Jolla, CA 92037
Attn: Lawrence A. Bock

Howard Birndorf
Nanogen Incorporated
11588 Sorrento Valley Road, #16
San Diego, CA 92121

Institutional Venture Partners V, L.P.
3000 Sand Hill Road, 2-290
Menlo Park, CA 94025
Attn: Samuel Colella

Institutional Venture Management V
3000 Sand Hill Road, 2-290
Menlo Park, CA 94025
Attn: Samuel Colella

Kleiner Perkins Caufield & Byers VI, L.P.
2750 Sand Hill Road
Menlo Park, CA 94025
Attn: Brook Byers

KPCB VI Founders Fund, L.P.
2750 Sand Hill Road
Menlo Park, CA 94025
Attn: Brook Byers

Oak Investment Partners V, Limited Partnership
One Gorham Island
Westport, CT 06880
Attn: Eileen M. More

Oak V Affiliates Fund, Limited Partnership
One Gorham Island
Westport, CT 06880
Attn: Eileen M. More

Vector Later-Stage Equity Fund, L.P.
1751 Lake Cook Road, Suite 350
Deerfield, IL 60015
Attn: Linda Ginsburg

Greylock Equity Limited Partnership
One Federal Street
Boston, MA 02110-2065
Attn: William W. Helman

Abingworth Bioventures
c/o Buchalter, Nemer, Fields & Younger
601 S. Figueroa, Suite 2400
Los Angeles, CA 90017-5704

Robert Curtis
238 Bullock Drive
Princeton, NJ 08540

Jonathan Burbaum
415 Linden Avenue
Westfield, NJ 07090

David Baer, Custodian for Adam D. Sigal under the New Jersey Uniform Transfers Act until he attains age 21
1446 Graymill Drive
Westfield, NJ 07090

David Baer, Custodian for Joshua I. Sigal under the New Jersey Uniform Transfers Act until he attains age 21
1446 Graymill Drive
Westfield, NJ 07090

David Baer, Custodian for Yaron M. Sigal under the New Jersey Uniform Transfers Act until he attains age 21
1446 Graymill Drive
Westfield, NJ 07090

Nolan H. Sigal
Pharmacopeia, Inc.
101 College Road East
Princeton, NJ 07090

Robert S. Thorpe
Financial Resources Group
750 Bay Street, Suite 3
San Francisco, CA 94109

Friends of Avalon Ventures
1020 Prospect Street, Suite 405
La Jolla, CA 92037
Attn: Lawrence A. Bock

Stanford University
2770 Sand Hill Road
Menlo Park, CA 94025
Attn: Carol Gilmer

Schering Corporation
200 Galloping Hill Road
Kenilworth, NJ 07033

Schering Berlin Venture Corporation
Berlex Laboratories
110 East Hanover Avenue
Cedar Knolls, NJ 07927
Attn: John Nicolson

                                    EXHIBIT D







                                 February 2, 1996


TO THE PURCHASER LISTED
IN EXHIBIT A TO THE
PHARMACOPEIA, INC.
COMMON STOCK PURCHASE AGREEMENT
DATED FEBRUARY 2, 1996



Ladies and Gentlemen:

    Reference is made to the Common Stock Purchase Agreement, complete with all listed exhibits thereto, dated as of February 2, 1996 (the "Agreement"), by and among Pharmacopeia, Inc., a Delaware corporation (the "Company"), and the Purchaser, which provides for the sale and issuance by the Company to the Purchaser of shares of Common Stock (the "Shares") of the Company. This opinion is rendered to you pursuant to Section 5.3 of the Agreement, and all terms used herein have the meanings defined for them in the Agreement unless otherwise defined herein.

    We have acted as counsel for the Company in connection with the negotiation of the Agreement and the issuance of the Shares. As such counsel, we have made such legal and factual examinations and inquiries as we have deemed advisable or necessary for the purpose of rendering this opinion. In addition, we have examined originals or copies of corporate records of the Company, certificates of public officials and such other documents and questions of law that we consider necessary or advisable for the purpose of rendering this opinion. In such examination, we have assumed the genuineness of all signatures on original documents, the authenticity of all documents submitted to us as originals, the conformity to original documents of all copies submitted to us as copies thereof, the legal capacity of natural persons, and the due execution and delivery of all documents (except as to due execution and delivery by the Company) where due execution and delivery are a prerequisite to the effectiveness thereof.

    As used in this opinion, the expression "to our knowledge" with reference to matters of fact means that, after an examination of documents made available to us by the Company, and after inquiries of officers of the Company, but without any further independent factual investigation, we find no reason to believe that the opinions expressed herein are factually incorrect. Further, the expression "to our knowledge" with reference to matters of fact refers to the current actual knowledge of the attorneys of this firm who have worked on matters for the Company solely in connection with the Agreement and the transactions contemplated thereby. Except to the extent expressly set forth herein or as we otherwise believe to be necessary to our opinion, we have not undertaken any independent investigation to determine the existence or absence of any fact, and no inference as to our knowledge of the existence or absence of any fact should be drawn from our representation of the Company or the rendering of the opinion set forth below.

    For purposes of this opinion, we are assuming that you have all requisite power and authority, and have taken any and all necessary corporate or partnership action, to execute and deliver the Agreement, and we are assuming that the representations and warranties made by you in the Agreement are true and correct. We are also assuming that you have purchased the Shares for value, in good faith and without notice of any adverse claims within the meaning of the California Uniform Commercial Code.

    The opinions hereinafter expressed are subject to the following qualifications:

         (a) We express no opinion as to the effect of applicable bankruptcy, insolvency, reorganization, moratorium or other similar federal or state laws affecting the rights of creditors;

         (b) We express no opinion as to the effect or availability of rules of law governing specific performance, injunctive relief or other equitable remedies (regardless of whether any such remedy is considered in a proceeding at law or in equity);

         (c) We express no opinion as to compliance with applicable anti-fraud provisions of federal or state securities laws;

         (d) We express no opinion as to the enforceability of the indemnification provisions of Section 4.7 of the Stockholder Rights Agreement, to the extent such provisions may be subject to limitations of public policy and the effect of applicable statutes and judicial decisions;

         (e) We are members of the Bar of the State of California, and we are not expressing any opinion as to any matter relating to the laws of any jurisdiction other than the federal laws of the United States of America, the General Corporation Law of Delaware and the laws of the State of California. To the extent this opinion addresses applicable securities laws of states other than the State of California, we have not retained nor relied on the opinion of counsel admitted to the bar of such states, but rather have relied on compilations of the securities laws of such states contained in reporting services presently available to us.

    Based upon and subject to the foregoing, and except as disclosed in the Agreement or in the Schedule of Exceptions thereto, we are of the opinion that:

    1. The Company is a corporation duly organized and validly existing under, and by virtue of, the laws of the State of Delaware and is in good standing under such laws. The Company has requisite corporate power to own and operate its properties and assets, and to carry on its business as currently conducted.

    2. The Company has all requisite legal and corporate power to execute and deliver the Agreement and the Stockholder Rights Agreement, to sell and issue the Shares under the Agreement, and to carry out and perform its obligations under the terms of the Agreement.

    3. The authorized capital stock of the Company consists of 40,000,000 shares of Common Stock and 2,000,000 shares of Preferred Stock. Immediately prior to the Closing there were issued and outstanding
10,272,527 shares of Common Stock and no shares of Preferred Stock. All such issued and outstanding shares have been duly authorized, validly issued and are fully paid and nonassessable. The Company has reserved 1,150,000 shares of Common Stock for issuance to officers, directors, employees, sales representatives and consultants of the Company pursuant to its Incentive Stock Plans. To our knowledge, except as set forth in the Agreement or the Schedule of Exceptions thereto, there are no other preemptive rights, warrants or conversion privileges or other rights (or agreements for any such rights) outstanding to purchase or otherwise obtain any of the Company's securities.

    4. The Shares, when issued, sold and delivered in accordance with the terms of the Agreement, will be duly and validly issued, fully paid and nonassessable and will be free and clear of any liens or encumbrances, other than those imposed by holders thereof. However, the Shares may be subject to restrictions on transfer under state and federal securities laws.

    5. All corporate actions on the part of the Company and its directors and stockholders that are necessary for the authorization, execution, delivery and performance of the Agreement and the Stockholder Rights Agreement by the Company, the authorization, sale, issuance and delivery of the Shares, and the performance of the Company's obligations under the Agreement and the Stockholder Rights Agreement have been taken. The Agreement and the Stockholder Rights Agreement have been duly and validly executed and delivered by the Company, and constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms.

    6. The execution, delivery and performance of and compliance with the terms of the Agreement and the Stockholder Rights Agreement, and the issuance of the Shares, do not violate any provision of the Company's Restated Certificate of Incorporation, as amended, or Bylaws, as amended. To our knowledge, the execution, delivery and performance of and compliance with the Agreement and the Stockholder Rights Agreement, and the issuance of the Shares have not resulted and will not result in any violation of, or conflict with, or constitute a default under, any material contract, agreement, instrument, judgment or decree binding upon the Company or any applicable federal, state or local law, rule or regulation in any respect.

    7. To our knowledge, there are no actions, suits, proceedings or investigations pending against the Company or its properties before any court or governmental agency (nor, to our knowledge, is there any written threat thereof), which, if adversely determined, might result in any material adverse change in the business or financial condition of the Company or which questions the validity of the Agreement or any action taken or to be taken by the Company in connection therewith.

    8. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority on the part of the Company is required in connection with the offer, sale or issuance of the Shares or the consummation of any other transaction contemplated thereby, except for (and subject to) the qualification (or taking such action as may be necessary to secure an exemption from qualification, if available) under applicable "blue sky" laws of the offer and sale of the Shares.

    9.  Subject to the accuracy of your representations set forth in
Section 4 of the Agreement, the offer, sale and issuance of the Shares to you in conformity with the terms of the Agreement are exempt from the registration requirements of Section 5 of the Securities Act of 1933, as amended.

    This opinion is furnished to you solely for your benefit in connection with the purchase of the Shares and may not be relied upon by any other person or for any other purposes without prior written consent.


                                 Very truly yours,




                                 WILSON, SONSINI, GOODRICH & ROSATI
                                 Professional Corporation